SCHEDULE 14A

Information Required in Proxy Statement

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Huntington Bancshares Incorporated
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Huntington Bancshares Incorporated

Huntington Center

41 South High Street

Columbus, Ohio 43287

March 3, 2014

Dear Fellow Shareholders:

We are pleased to invite you to the annual meeting of shareholders to be held on Thursday, April 17, 2014. The meeting will be held at our Easton Business Service Center, in Columbus, Ohio. We will consider the matters described in the following notice of annual meeting and proxy statement and review highlights of the past year.

2013 was another very good year for Huntington. We delivered on our commitments and, as a result, brought in solid returns.

We hope you will attend the meeting. Whether or not you plan to attend, we encourage you to read the proxy statement carefully and to promptly submit your vote via Internet, telephone or mail to ensure that your shares are represented.

Thank you for your support of Huntington.

Sincerely,

Stephen D. Steinour

Chairman, President and Chief Executive Officer

Information for Shareholders Who Plan to Attend

the 2014 Annual Meeting of Shareholders

Our Business Service Center, 7 Easton Oval, is located on the east side of Columbus near I-270 and Easton Way.

There will be ample parking available as well as assistance (shuttle service and wheel chairs) in transportation from the parking lot to the building entrance.

Huntington Bancshares Incorporated

Huntington Center

41 South High Street

Columbus, Ohio 43287

Richard A. Cheap

General Counsel and Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

2014 Annual Meeting of Shareholders of Huntington Bancshares Incorporated

Date:	Thursday, April 17, 2014
Time:	2:00 p.m. EDT
Location:	Huntington’s Easton Business Service Center, 7 Easton Oval, Columbus, Ohio 43219

The purposes of the annual meeting are to consider and vote on the following matters:

•	the election of directors;

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014;

•	an advisory resolution to approve, on a non-binding basis, the compensation of executives as disclosed in the accompanying proxy statement; and

•	any other business that properly comes before the meeting.

Your vote is important. You may vote by executing and returning your proxy card in the accompanying envelope, or by authorizing your proxy electronically over the Internet or by telephone. Please refer to the proxy card enclosed for information on authorizing your proxy electronically. If you attend the meeting, you may vote in person, if you are a holder of record or you obtain a legal proxy from your broker, bank or other holder of record.

If your shares are held by a broker, it is important that you provide instructions to your broker so that your vote is counted on all matters. Brokers do not have discretionary authority to vote on the election of directors or the advisory resolution to approve the compensation of executives.

Sincerely,

Richard A. Cheap

March 3, 2014

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on April 17, 2014

The proxy statement and annual report to security holders are available at

www.edocumentview.com/HBAN

Proxy Statement Summary

This summary highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.

2014 Annual Meeting of Shareholders

Date:	Thursday, April 17, 2014
Time:	2:00 p.m. EDT
Location:	Huntington’s Easton Business Service Center, 7 Easton Oval, Columbus, Ohio 43219

Voting Matters and Board Recommendations

Voting Matters	Our Board’s Recommendation:
Proposal 1 – Election of Directors	FOR
Proposal 2 – Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014	FOR
Proposal 3 – Advisory resolution to approve, on a non-binding basis, the compensation of executives as disclosed in the accompanying proxy statement	FOR

Governance Highlights

In 2013 we established a new standing committee of the board of directors, the Technology Committee. The Technology Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the vital role of technology and innovation strategies and plans developed by management. The responsibilities of the Technology Committee and the other standing committees are discussed beginning on page 2.

Executive Compensation

We have actively worked to enhance our executive compensation program over the past several years. We believe our compensation philosophy and programs for executives are balanced and risk appropriate, demonstrate long-term alignment with long-term sustained performance and shareholder interests, and provide a competitive and effective program to attract, motivate and retain the best talent. This is supported by the following leading market practices incorporated into our program:

•	the requirement that executives hold a significant amount of company stock

•	the requirement that executives hold a significant portion of the net shares earned until retirement

•	any above target payments from our annual incentive program are paid in restricted stock units that vest over three years

•	50% of our long-term incentive awards for named executives only vest to the extent performance criteria have been achieved or exceeded

•	the broad, diverse group of incentive metrics used in both our annual and long-term incentive program

Please see the Compensation Discussion and Analysis beginning on page 18 for details about our philosophy, program, and 2013 compensation decisions.

PROXY STATEMENT

We are providing this proxy statement in connection with the solicitation by the board of directors of Huntington Bancshares Incorporated, a Maryland corporation (“we”, “us”, “our”, the “company” or “Huntington”), of proxies to be voted at our 2014 annual meeting of shareholders to be held on April 17, 2014, and at any adjournment. We are sending or making this proxy statement available to our shareholders on or about March 6, 2014.

General Information about the Meeting

Voting Procedures

Holders of common stock at the close of business on February 12, 2014, are entitled to vote at the annual meeting. As of that date, there were 832,790,718 shares of common stock outstanding and entitled to vote. Holders of our Series A Preferred Stock and our Series B Preferred Stock are not entitled to vote.

Each holder of common stock is entitled to cast one vote on each matter submitted at the annual meeting for each share of stock held of record at the close of business on February 12, 2014. The shares represented by a properly submitted proxy will be voted as directed provided we receive the proxy prior to or at the meeting. A properly executed proxy without specific voting instructions will be voted FOR Proposal 1 — Election of Directors, FOR Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm, and FOR Proposal 3 — Advisory Approval of Executive Compensation. A properly submitted proxy will also confer discretionary authority to vote on any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

You may vote by executing and returning your proxy card in the envelope provided, or by voting electronically over the Internet or by telephone. Please refer to the proxy card for information on voting electronically. If you attend the meeting, you may vote in person and the proxy will not be used.

We are not currently aware of any matters that may properly be presented other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock at the adjournment as well, unless you have revoked your proxy instructions.

Revoking Your Proxy

If your common stock is held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise our secretary in writing before the proxies vote your common stock at the meeting, deliver later dated proxy instructions, or attend the meeting and vote your shares in person.

Expenses of Solicitation

We will pay the expenses of this proxy solicitation, including the reasonable charges and expenses of brokerage firms and others for forwarding solicitation material to their customers who are beneficial owners. In addition to soliciting proxies by mail and via the Internet, our employees may also solicit proxies by telephone and in person. We have retained Morrow & Co. LLC, 470 West Avenue, Stamford, Connecticut 06902 to assist in the solicitation of proxies for a fee of $10,000 plus reasonable out-of-pocket expenses.

Vote Required

A quorum is required to conduct business at the annual meeting. Shareholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting, present in person or by proxy, will constitute a quorum. Proposal 1: a nominee for election to the board of directors at a meeting of shareholders at which a quorum is present will be elected only if the number of votes cast “for” such nominee’s election exceeds the total number of votes cast “against” or affirmatively “withheld” as to such nominee’s election; provided, however, that if, on either the date of the company’s proxy statement for the meeting or on the date of the meeting, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of all the votes cast at the meeting. Proposals 2 and 3: each requires the affirmative vote of a majority of all votes cast on the matter by the holders of common stock at a meeting at which a quorum is present.

Broker Voting

Under the laws of Maryland, our state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the ratification of the independent registered public accounting firm, but not on non-routine matters. Brokers are no longer permitted to vote on the election of directors or on matters related to executive compensation without instructions from their customers. Broker non-votes and abstentions will have no effect on the election of any director or the approval of the other matters described above since they are not counted as votes cast at the meeting, but votes affirmatively “withheld” from the election of any nominee will have the effect of a vote against that nominee’s election as a director.

Board Recommendation

The board of directors recommends that you vote FOR each proposal.

Corporate Governance

Board Meetings and Committee Information

Our board of directors has separate standing Audit, Community Development, Compensation, Executive, Nominating and Corporate Governance, Risk Oversight, and Technology Committees. From time to time the board of directors may appoint ad hoc committees. All board members receive copies of committee reports and materials. In addition, all board members are welcome to attend any meetings of the standing committees. Each standing committee has a separate written charter. Current copies of the committee charters are posted on the Investor Relations pages of our website at www.huntington.com. Information about the board’s standing committees, including the committee members and chairpersons and a brief review of each committee’s responsibilities, is set forth below.

Committee Members	Audit Committee	Community Development Committee	Compensation Committee	Executive Committee	Nominating & Corporate Governance Committee	Risk Oversight Committee	Technology Committee
Don M. Casto III	X			C	X		X
Ann B. Crane	X	X
Steven G. Elliott				X		C	X
Michael J. Endres				X			X
John B. Gerlach, Jr.			C		X
Peter J. Kight			X				C
Jonathan A. Levy				X		X
Richard W. Neu	C	X
David L. Porteous			X	X	C	X
Kathleen H. Ransier		C	X
Stephen D. Steinour				X
Number of Meetings Held During 2013	13	4	6	2	5	20	0

The total number of meetings for each of the Audit Committee and the Risk Oversight Committee include six joint meetings of both committees. The Technology Committee held its first meeting in January 2014.

The board of directors held a total of 16 regular and special meetings in 2013. We believe that regular attendance at meetings is of utmost importance, and we encourage our directors to attend the annual shareholders meetings and at least 75% of all regularly scheduled board and committee meetings. During 2013, each director attended greater than 75% of the meetings of the full board of directors and the committees on which he or she served. All directors attended the 2013 annual meeting of shareholders.

Audit Committee

The Audit Committee oversees the integrity of the consolidated financial statements, including policies, procedures, and practices regarding the preparation of financial statements, the financial reporting process, disclosures, and internal control over financial reporting. The Audit Committee also provides assistance to the board in overseeing the internal audit division and the independent registered public accounting firm’s qualifications and independence; compliance with our Financial Code of Ethics for the chief executive officer and senior financial officers; and compliance with corporate securities trading policies.

The board of directors has determined that Richard W. Neu, chairman of the Audit Committee, qualifies as an “audit committee financial expert” as the term is defined in the rules of the Securities and Exchange Commission (SEC). This designation does not impose any duties, obligations or liabilities on them that are greater than the duties, obligations and liabilities imposed on the other members of the Audit Committee. Mr. Neu and each other member of the Audit Committee qualify as an “independent director” as the term is defined in the Nasdaq Stock Market Marketplace Rules.

Report of the Audit Committee

The primary responsibility of the Audit Committee is to oversee the integrity of Huntington’s consolidated financial statements. In carrying out its duties, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2013 with Huntington management and with Huntington’s independent registered public accounting firm, Deloitte & Touche LLP. This discussion included the selection, application and disclosure of critical accounting policies. The Audit Committee has also reviewed with Deloitte & Touche LLP its judgment as to the quality, not just the acceptability, of Huntington’s accounting principles and such other matters required to be discussed under auditing standards generally accepted in the United States, including the Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the Public Company Accounting Oversight Board in Rule 3526 regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from Huntington. Based on this review and discussion, and a review of the services provided by Deloitte & Touche LLP during 2013, the Audit Committee believes that the services provided by Deloitte & Touche LLP in 2013 are compatible with, and do not impair, Deloitte & Touche LLP’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Huntington’s Annual Report on Form 10-K for the year 2013 for filing with the SEC.

Submitted by the Audit Committee:

Richard W. Neu, Chair

Don M. Casto III

Ann B. Crane

Compensation Committee

The Compensation Committee fulfills the duties and responsibilities of the board as it relates to executive and director compensation matters. In carrying out its duties, the committee reviews and approves Huntington’s goals and objectives with respect to the compensation of the chief executive officer and other executive management. The Compensation Committee also evaluates the performance of the chief executive officer and other executive management in light of such goals and objectives, and sets their compensation levels based on such evaluation. The Compensation Committee advises the board of directors with respect to compensation for service by non-employee directors on the board of directors and its committees. The Compensation Committee also makes recommendations to the board of directors with respect to Huntington’s incentive compensation plans and equity-based plans, oversees the activities of the individuals and committees responsible for administering these plans, and discharges any responsibility imposed on the Compensation Committee by any of these plans. In addition, the Compensation Committee assists the board of directors in fulfillment of the duties and responsibilities delegated to the board under our retirement plans.

Procedures for Determining Executive and Director Compensation; Compensation Consultant

The Compensation Committee has the resources and authority appropriate to discharge its duties and responsibilities. This includes authority to select, retain, terminate and approve fees and other retention terms of advisors, including legal counsel and other advisors. In 2013, the Compensation Committee engaged Pearl Meyer & Partners, LLC, an independent consulting firm, to provide advisory services related to executive and director compensation. The individual consultant managing the relationship with Huntington (the compensation consultant) reports directly to the Compensation Committee, and is evaluated by the Compensation Committee on an annual basis.

The compensation consultant is available as needed for expert guidance and support, provides updates on emerging trends and best practices, and frequently attends meetings of the Compensation Committee. Services provided by the compensation consultant during 2013 included review of our selected peer group, benchmarking compensation and performance, and establishing total compensation guidelines, including targets for short and long-term incentive plans, and modeling payouts under various performance scenarios. During 2013 the compensation consultant did not provide any services other than advice and recommendations related to executive and director compensation.

The Compensation Committee has received representations from the compensation consultant with respect to independence, including with respect to: the fees received by the consulting firm from Huntington as a percentage of total revenue of the consulting firm; the policies or procedures maintained by the consulting firm designed to prevent a conflict of interest; any business or personal relationship between the compensation consultant and any Compensation Committee member; any business or personal relationship between the compensation consultant and executive officers of Huntington; and; any Huntington stock owned by the compensation consultant. Based on review of these representations and the services provided by the compensation consultant, the Compensation Committee has determined that the compensation consultant is independent and that the consultant’s work has not created any conflicts of interest.

Although the Compensation Committee makes independent determinations on all matters related to compensation of executive officers, certain members of management are requested to attend committee meetings and provide input to the Compensation Committee. Input may be sought from the chief executive officer, representatives of Human Resources, Finance, Risk Management and others as needed to ensure the Compensation Committee has the information and perspective it needs to carry out its duties. In particular, the Compensation Committee will seek input from the chief executive officer on matters relating to strategic objectives, company performance goals and input on his assessment of the other executive officers. The Committee also receives regular updates from the chief risk officer and chief financial officer throughout the year as appropriate. Representatives of Human Resources work with the Chair of the Compensation Committee to ensure he has the background, information and data needed to facilitate meetings.

The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee, or in accordance with the terms of a particular compensation plan, to a management committee. The Compensation Committee delegates some responsibilities to management to assist in development of design considerations, with permission to work with the Committee’s compensation consultant to develop proposals for the Committee’s consideration. The Compensation Committee may not, however, delegate the determination of compensation for executive officers to management. From time to time, the Compensation Committee may obtain the approval of the board of directors with respect to certain executive and director compensation matters.

Compensation Committee Interlocks and Insider Participation. We have no compensation committee interlocks. In addition, no member of the Compensation Committee has served as one of our officers or employees.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in Huntington’s proxy statement for its 2014 annual meeting of shareholders.

Submitted by the Compensation Committee:

John B. Gerlach, Jr., Chair

Peter J. Kight

David L. Porteous

Kathleen H. Ransier

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary responsibilities are to annually: review the composition of the board of directors to assure that the appropriate knowledge, skills, and experience are represented, in the Committee’s judgment, and to assure that the composition of the board of directors complies with applicable laws and regulations; review the qualifications of persons recommended for board of directors membership, including persons recommended by shareholders; discuss with the board of directors standards to be applied in making determinations as to the independence of directors; and review the effectiveness of the board of directors, including but not limited to, considering the size and desired skills of the board of directors and the performance of individual directors as well as collective performance of the board of directors. The Nominating and Corporate Governance Committee reviews and approves related party transactions. The Nominating and Corporate Governance oversees the CEO succession plan, including emergency succession. Additionally the Committee oversees the company’s efforts to effectively communicate with shareholders, including the annual outreach, matters relating the corporation’s proxy filing, and other governance issues and efforts throughout the year. Other primary responsibilities of the Nominating and Corporate Governance Committee include reviewing and making appropriate changes to the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for Huntington’s directors, officers and employees.

Nominating and Corporate Governance Committee Members:

David L. Porteous, Chair

Don M. Casto III

John B. Gerlach, Jr

Community Development Committee

The Community Development Committee’s principal role is to promote our mission of local involvement and leadership in the communities where we are located and where our employees work. This committee provides primary oversight of the company’s programs relating to community development and involvement, philanthropy, government affairs and diversity. The committee also has responsibility for monitoring our commitments pursuant to the Community Reinvestment Act (CRA). This responsibility includes review of CRA examination reports and related internal reports, and review of the company’s relationships with external constituencies concerning these activities, including investors, regulators, elected officials and community leaders. The Community Development Committee also reviews the company’s mortgage lending activities considering its obligations under the Home Mortgage Disclosure Act, and reviews the company’s compliance with fair lending obligations, including monitoring procedures and programs. The committee also monitors employee-related programs that could affect the company’s reputation for social responsibility, such as affinity networks, mentoring programs and other broad-based employee development programs. The Community Development Committee also reviews any shareholder proposals involving issues of public interest.

Community Development Committee Members:

Kathleen H. Ransier, Chair

Ann B. Crane

Richard W. Neu

Executive Committee

The Executive Committee’s purpose is to provide an efficient means of considering appropriate matters on behalf of the full board of directors. Meetings of this committee may be called by the chief executive officer (who is a member of the committee) or the committee chairperson. In all instances in which the Executive Committee deems necessary or appropriate, the committee shall have and may exercise all of the powers and authority of the board of directors as may be permitted by law, and the charter and bylaws of the company. All actions of and powers conferred by the Executive Committee are deemed to be done and conferred under the authority of the board of directors.

Executive Committee Members:

Don M. Casto III, Chair

Steven G. Elliott

Michael J. Endres

Jonathan A. Levy

David L. Porteous

Stephen D. Steinour

Risk Oversight Committee

The Risk Oversight Committee assists the board of directors in overseeing management of material risks, and the approval and monitoring of the company’s capital position and plan supporting our overall aggregate moderate-to-low risk profile; the risk governance structure; compliance with applicable laws and regulations; and determining adherence to the board’s stated risk appetite. The committee has oversight responsibility with respect to the full range of inherent risks: market, credit, liquidity, legal, compliance/regulatory, operational, strategic and reputational. This committee also oversees our capital management and planning process, and ensures that the amount and quality of capital are adequate in relation to expected and unexpected risks and that our capital levels exceed “well-capitalized” requirements. Additional detail about the role and responsibilities of this committee is set forth under “The Board’s Role in Risk Oversight”, below.

Risk Oversight Committee Members:

Steven G. Elliott, Chair

Jonathan A. Levy

David L. Porteous

Technology Committee

The purpose of the Technology Committee is to assist the board of directors in fulfilling its oversight responsibilities with respect to all technology, cyber security and vendor management strategies and plans. The committee is charged with evaluating Huntington’s capability to properly perform all technology functions necessary for its business plan, including projected growth, technology capacity, planning, operational execution, product development and management capacity. The committee provides oversight of the technology segment investments and plans to drive efficiency as well as to meet defined standards for risk, security, and redundancy. The Committee oversees the allocation of technology costs and ensures that they are understood by the board of directors. The Technology Committee monitors and evaluates innovation and technology trends that may affect the company’s strategic plans, including monitoring of overall industry trends. The Technology Committee reviews and provides oversight of the company’s continuity and disaster recovery planning and preparedness.

Technology Committee Members:

Peter J. Kight, Chair

Don M. Casto III

Steven G. Elliott

Michael J. Endres

Corporate Governance Guidelines, Policies and Procedures

Our board of directors has a corporate governance program which includes Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Corporate Governance Guidelines are attached as an exhibit to the charter for the Nominating and Corporate Governance Committee. The Code of Business Conduct and Ethics applies to all of our employees and, where applicable, to our directors, and to employees and directors of our affiliates. Our employees serving as chief executive officer, chief financial officer, corporate controller, and principal accounting officer are also bound by a Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers. The Code of Business Conduct and Ethics and the Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers are posted on the Investor Relations pages of Huntington’s website at www.huntington.com.

Communication with the Board of Directors

Shareholders who wish to send communications to the board of directors may do so by following the procedure set forth on the Investor Relations pages of Huntington’s website at www.huntington.com.

Director Nomination Process

Our board of directors believes that one of its most important responsibilities is identifying, evaluating and selecting candidates for the board. The Nominating and Corporate Governance Committee reviews the qualifications of potential director candidates and makes recommendations to the full board. The factors considered by the Committee and the board in their review of potential candidates include whether the candidate:

•	has exhibited behavior that indicates he or she is committed to the highest ethical standards;

•	has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the diverse communities and geographies in which the company operates;

•	has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the board is called upon to make;

•	possesses a willingness to challenge management while working constructively as part of a team in an environment of trust; and

•	will be able to devote sufficient time and energy to the performance of his or her duties as a director.

The board also believes that board membership should reflect the diversity of the markets in which we do business. At least annually the Nominating and Corporate Governance Committee reviews the composition of the board to assure that the appropriate knowledge, skills and experience are represented, in the Committee’s judgment, and in order to comply with applicable laws and regulations. From time to time the Nominating and Corporate Governance Committee will identify additional selection criteria for board membership, taking into consideration the current board composition and whether appropriate knowledge, skills, and experience are represented. There are no other specific additional criteria at this time.

Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by sending a written notice to the Secretary at Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287. The notice should indicate the name, age, and address of the person recommended, the person’s principal occupation or employment for the last five years, other public company boards on which the person serves, whether the person would qualify as independent as the term is defined under the Marketplace Rules of the Nasdaq Stock Market, and the class and number of shares of Huntington securities owned by the person. The Nominating and Corporate Governance Committee may require additional information to determine the qualifications of the person recommended. The notice should also state the name and address of, and the class and number of shares of our securities owned by, the person or persons making the recommendation. There have been no material changes to the shareholder recommendation process since we last disclosed this item.

Independence of Directors

Our board of directors and the Nominating and Corporate Governance Committee have reviewed and evaluated transactions and relationships with board members to determine the independence of each of the members. The board of directors does not believe that any of its non-employee members have relationships with us that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as director. Further, the board and the Nominating and Corporate Governance Committee have determined that a majority of the board’s members are “independent directors” as the term is defined in the Nasdaq Stock Market Marketplace Rules. The directors determined to be independent under this definition are: Don M. Casto III, Ann B. Crane, Steven G. Elliott, John B. Gerlach, Jr., Peter J. Kight, Jonathan A. Levy, Richard W. Neu, David L. Porteous, and Kathleen H. Ransier. The board of directors has determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent under such definition and that the members of the Audit Committee are independent under the additional, more stringent requirements of the Nasdaq Stock Market applicable to audit committee members.

In making the independence determinations for each of the directors, the board took into consideration the transactions disclosed in this proxy statement under “Review, Approval or Ratification of Transactions with Related Persons”, below. In addition, the board of directors considered that the directors and their family members are customers of our affiliated financial and lending institutions. Many of the directors have one or more transactions, relationships or arrangements where Huntington’s affiliated financial and lending institutions, in the ordinary course of business, act as depository of funds, lender or trustee, or provide similar services. Directors may also be affiliated with entities which are customers of our affiliated financial and lending institutions and which enter into transactions with such affiliates in the ordinary course of business. The board also considered charitable donations to organizations in which directors have an interest, and the following relationships and transactions, and determined them to be immaterial: employment of the son-in-law of Mr. Porteous as a non-executive employee of the company, and routine transactions and relationships entered into in the ordinary course of business between the Bank and business organizations with which Ms. Crane, Mr. Casto, Mr. Gerlach and Ms. Ransier, respectively, have an interest.

The Board’s Leadership Structure

Our chief executive officer, Stephen D. Steinour, serves as chairman of the board. Director David L. Porteous has served as independent lead director since the board created the position in November 2007. The board believes that having a combined chief executive officer and chairman along with a strong independent lead director provides an efficient and effective leadership structure.

Mr. Porteous fulfills the specific responsibilities of the lead director as set forth in our Corporate Governance Guidelines, which include:

•	serving as liaison between the chairman of the board and the outside directors;

•	consulting with the chairman of the board on information sent to the board;

•	reviewing and providing input to the chairman of the board on board meeting agendas;

•	consulting with the chairman of the board on meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	presiding at all meetings of the board at which the chairman is not present, including executive sessions of the outside directors;

•	having the authority to call meetings of the outside directors; and

•	ensuring that he or she is available for consultation and direct communication with key stakeholders, if requested by the chief executive officer.

Mr. Porteous also takes an active role in outreach efforts with various constituents, including Huntington employees. He regularly engages with the employees and acts as a liaison between employees and the board. Mr. Porteous is available to the chief executive officer and frequently acts as a sounding board for a variety of matters.

The board believes that having an independent lead director performing these duties effectively complements and counterbalances the role of the combined chairman / chief executive officer. The interaction of the roles of the chairman / chief executive officer and the lead director is reflected in the table below.

Areas of Responsibility	Chair/CEO Role	Lead Director Role
Full Board Meetings	Has the authority to call meetings of the board of directors	Participates in board meetings like every other director
	Chairs meetings of the board of directors and the annual meeting of shareholders	Acts as intermediary — at times, the chair may refer to the lead director for guidance or to have something taken up in executive session
Provides leadership to the board of directors if circumstances arise in which the role of the chair may be, or may be perceived to be, in conflict with board of directors
Suggests calling full board meetings to the chair when appropriate
Executive Sessions	Receives feedback from the executive sessions	Has the authority to call meetings of the outside directors
Sets the agenda for and leads executive sessions of the outside directors
Briefs the CEO on issues arising out of the executive sessions
Board Agendas and Information	Takes primary responsibility for shaping board agendas, consulting with the lead director to ensure that board agendas and information provide the board with what is needed to fulfill its primary responsibilities.

Collaborates with the chair to shape the board agenda and board information so that adequate time is provided for discussion of issues and so that appropriate information is made available to directors

Solicits agenda items from members of the board
Board Communications	Communicates with the directors on key issues and concerns outside of board meetings	Facilitates discussion among the outside directors on issues and concerns outside of board meetings
	Takes responsibility for new director orientation and continuing education for board of directors	Serves as a non-exclusive conduit to the chair of views, concerns, and issues of the outside directors
Coordinates with the chair on director orientation and continuing education
Committee Meetings	Member of Executive Committee and attends such other committee meetings (excluding executive sessions) as chair shall so choose	Participates on such committees (including executive sessions) to which he is elected and is ex-officio member of all other committees
Chairs the Nominating and Corporate Governance Committee which recommends the membership of various board committees as well as selection of committee chairs
External and Other Stakeholders	Represents the organization to, and interacts with, external stakeholders and employees	Available at the request of the chair to participate in meetings with key institutional investors and other stakeholders
Has authority to engage advisors and consultants who report directly to the board of directors on board issues

In addition to having an engaged lead director, additional factors contribute to the board’s comfort with Mr. Steinour serving in the combined roles of chairman and chief executive officer. These factors include our strong corporate governance practices, our board’s independence, and the accountability of the chief executive officer to the board. Executive sessions, excluding the chairman and chief executive officer, are held in conjunction with each regularly scheduled board meeting to ensure open dialogue with the lead director. Moreover, there is regular reporting by senior management to the board of directors as further described under “The Board’s Role in Risk Oversight” below. The board has also considered our leadership structure in light of the company’s size, the nature of its business, the regulatory framework in which it operates, and its peers and determined that the board’s leadership structure is appropriate for our company at this time.

The Board’s Role in Risk Oversight

We have a robust Enterprise Risk Management Program that supports sound and proactive risk governance. The program is overseen by the board of directors and implemented by executive leadership and other personnel. It is applied throughout the company to ensure that business is managed within defined risk tolerances and incorporates the board’s stated risk appetite of aggregate moderate-to-low risk.

The company’s risk committee structure is designed to allow for escalation and information flow of risk related issues. This structure includes board of directors, executive, and management level committees.

At the board level, the Risk Oversight, Audit, Community Development, Compensation, Executive, Nominating and Corporate Governance, and Technology committees direct the executive officers’ establishment and conformance with the company’s aggregate moderate-to-low risk appetite. At the executive level, the committees for Asset and Liability Management, Risk Management, Credit Policy & Strategy, Incentive Compensation Oversight, and Capital Management provide proactive risk management.

Key components of the Enterprise Risk Management Program and risk culture include the following:

Risk Philosophy

The company’s risk philosophy asserts that:

•	Risk is inherent within the lines of business. The company’s shareholders expect the executive officers will assume risk to generate revenue, and manage risks in order to provide an appropriate return on investment.

•	Governance begins with “tone at the top” and is driven by the board, chief executive officer, and the executive officers.

•	While tone is set at the top, Huntington stresses the principle that “everyone owns risk.” All employees, regardless of their position in the company, have a role in the identification and management of risk.

Risk Appetite

The Company has established an aggregate moderate-to-low risk appetite, set by the board. The company’s risk appetite is implemented through a series of risk-tolerance mechanisms that are generally quantitatively driven. Corporate Risk Management creates an Enterprise Risk Assessment (“ERA”), which provides an overview of each quarter’s risk position including the top risks of the company. The ERA results and emerging and existing risks are discussed with the board’s Risk Oversight Committee quarterly.

Enterprise Risk Management Framework

The enterprise risk management framework plays a key role in the management and control of Huntington’s risk profile. The process starts with the board and is enhanced by the committee structure. It is implemented and managed through three lines of defense then measured and reported back to the board to ensure sustainability and conformance with expectations. The first line of defense is comprised of business line employees, as well as risk teams led by segment risk officers (SROs) which are embedded within each major segment of the company. The second line includes corporate risk functions such as credit risk, compliance risk, operational risk, and market and liquidity risk. The third line includes the company’s independent review functions (i.e., Internal Audit and Credit Review). The framework provides a mechanism to identify, measure, and monitor material risks from business units and corporate support functions alike, which are considered during the capital adequacy and planning processes.

The Role of the Risk Oversight Committee. Additional detail about the role and authority of the Risk Oversight Committee is set forth below.

The Risk Oversight Committee was established to assist the board in overseeing material risks and conformance to its aggregate moderate-to-low risk appetite, including approval and monitoring of the capital position and oversight of the risk governance structure, which includes policies, procedures and practices relating to enterprise-wide risks. The Risk Oversight Committee has the authority to direct management to develop and implement policies and procedures, and take any appropriate actions to manage or mitigate risk.

The Risk Oversight Committee reviews and approves the annual budget for the risk management function, and separately reviews and approves the annual budget for the credit review function. Other matters reviewed by the Risk Oversight Committee include the status of asset quality trends, the adequacy of the allowance for loan loss reserves, and management’s assessment of enterprise-wide risks. The duties and responsibilities of the Risk Oversight Committee further include annual review and approval of our executive level risk management committee charters and board-level risk policies.

Members of senior management, including representatives of Credit, Risk Management, and Finance, report regularly to the Risk Oversight Committee on risk issues including credit, compliance, market, operational, and liquidity risk matters. Our credit review executive reports directly to the Risk Oversight Committee. In addition, the chief auditor reports directly to the Audit Committee. The Risk Oversight Committee meets jointly with other board committees as deemed necessary to discuss matters of common interest. The Committee meets regularly with the Audit Committee to review the provision for loan losses and to review our periodic reports before filing with the SEC. The Committee also meets periodically in separate executive sessions with our chief risk officer, chief credit review officer, and chief credit officer, and may meet with any other members of executive management.

The Risk Oversight Committee has the authority to request any reports or information from management and is empowered to investigate any matter. The Committee has the authority to engage independent counsel and other advisors as it deems necessary. All members of the Risk Oversight Committee must be financially literate. The chair of the Committee, Steven G. Elliott, has significant financial institution expertise. The committee meets as often as necessary, but not less than quarterly.

Risk Assessment of Incentive Compensation

Corporate Governance. The Compensation Committee has oversight of the risk assessment of the company’s incentive compensation programs. To facilitate the Compensation Committee’s oversight, Huntington has established an Incentive Compensation Oversight Committee (the “Oversight Committee”), an executive level management committee reporting to the Compensation Committee. Its purpose is to provide oversight and governance of Huntington’s incentive plans and help ensure sound incentive compensation practices. The Oversight Committee consists of senior management from Human Resources, Compensation and Benefits, Finance, Legal, Credit Administration, and Risk Management, and is co-chaired by the chief risk officer and the chief human resources officer. The chief auditor is an ex-officio member.

Huntington adopted a new methodology in 2012 to assess risk allowing us to review and evaluate several risk perspectives and then develop an overall view of the adequacy of the risk balancing mechanisms. Huntington continues to evolve and expand its incentive risk management practices. In 2013, another in-depth review of incentive plans was conducted, and as an enhancement, we developed a product profitability analysis tool to provide a consistent evaluation of the impact of incentives across products and segments. This tool facilitates evaluation of the linkage between incentive spend and financial performance.

Appropriate Balance of Risk and Reward. Incentive plans are reviewed at least annually to ensure that appropriate risk balancing mechanisms are incorporated. Huntington uses the following incentive plan design features to balance risk and rewards:

•	recoupment/clawback provisions;

•	a combination of multiple performance criteria;

•	a corporate performance component;

•	risk-related performance criteria;

•	management discretion to reduce or eliminate awards, including for qualitative factors, such as risk management and compliance with regulations and procedures; and

•	deferral of incentive payments, and credit valuation adjustments.

In addition to the risk control features within the incentive plans, Huntington maintains an over-arching risk management framework that supports risk management in our incentive arrangements. We view risk management as every employee’s responsibility. Communication of annual incentive plans includes review of how employee behavior affects risk and thus impacts incentive compensation.

For executive officers, our compensation philosophy balances risk and reward with a mix of base pay, short-term incentives and long-term incentives, with greater emphasis on long-term incentives. We maintain stock ownership guidelines for executives and impose a “hold until retirement” requirement of up to 50% of the net shares for executives. See “Compensation of Executive Officers” below for detail about our executive compensation philosophy and programs.

Effective Controls and Risk Management. Governance policies and practices play an important role in managing incentive plan risk. Huntington’s incentive compensation arrangements reflect the principle through a number of design, control, and monitoring features.

•	Incentive plans are reviewed annually and adjusted to ensure alignment with the company’s risk profile.

•	Business plans are reviewed against the risk management framework and incentive compensation plans and performance goals are tied to the risk-assessed business plans.

•	The chief risk officer and the chief human resources officer present an annual risk-based review of Huntington’s incentive plans and review the findings with the Compensation Committee.

•	Key controls related to incentive compensation are tested annually under Huntington’s internal controls program.

•	Business segment incentive plans are documented using a standard template.

•	Plans are reviewed and assessed annually by a design team consisting of representatives from the business segment, Finance, Human Resources, Risk Management and other areas as needed.

•	The Oversight Committee annually reviews and approves incentive plans with respect to ensuring that the plans are appropriately risk-balanced and financially sound.

•	Internal Audit reviews incentive compensation programs on a periodic basis.

•	Finance monitors incentive plan performance during the year for comparison to budgeted amounts.

•	Finance performs a simulation analysis of potential payouts under the incentive plans based on various performance scenarios.

•	Senior Management, Finance, and Human Resources review incentive compensation spend on a quarterly basis as a percentage of revenue as well as other key performance metrics and ratios on a multi-year trend basis including ROA, ROE, Net Income, EPS, Efficiency Ratio, and Operating Leverage.

•	Incentive plans are reviewed using the newly developed product profitability analysis tool which provides a consistent evaluation of the impact of incentives across products and segments and facilitates evaluation of the linkage between incentive spend and financial performance.

•	Huntington reserves the right to modify or terminate any incentive plan at any time.

We believe that our incentive compensation arrangements are consistent with safe and sound practices. We will continue to monitor our incentive compensation arrangements and enhance our risk review in light of developing best practices and future rules and regulatory guidance.

Review, Approval or Ratification of Transactions with Related Persons

The Nominating and Corporate Governance Committee of the board of directors oversees our Related Party Transactions Review and Approval Policy, referred to as the Policy. This written Policy covers “related party transactions”, including any financial transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships, either currently proposed or since the beginning of the last fiscal year in which we were or will be a participant, involving an amount exceeding $120,000 and in which a director, nominee for director, executive officer or his or her immediate family member has or will have a direct or indirect material interest. The Policy requires our senior management and directors to notify the general counsel of any existing or potential “related party transactions.” Our general counsel reviews each reported transaction, arrangement or relationship that constitutes a “related party transaction” with the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee determines whether or not “related party transactions” are fair and reasonable for us. The Nominating and Corporate Governance Committee also determines whether any “related party transaction” in which a director has an interest impairs the director’s independence. Approved “related party transactions” are subject to on-going review by our management on at least an annual basis. Loans to directors and executive officers and their related interests made and approved pursuant to the terms of Federal Reserve Board Regulation O are deemed to be approved under this Policy. Any of these loans that become subject to specific disclosure in our annual proxy statement are reviewed by the Nominating and Corporate Governance Committee at that time. The Nominating and Corporate Governance Committee would also consider and review any transactions with a shareholder having beneficial ownership of more than 5% of Huntington’s voting securities in accordance with the Policy.

Indebtedness of Management. Many of our directors and executive officers and their immediate family members are customers of our affiliated financial and lending institutions in the ordinary course of business. In addition, our directors and executive officers also may be affiliated with entities which are customers of our affiliated financial and lending institutions in the ordinary course of business. Loan transactions with directors, executive officers and their immediate family members and affiliates have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers otherwise not affiliated with us. Such loans also have not involved more than the normal risk of collectability or presented other unfavorable features.

Certain Other Transactions. Huntington Mezzanine Opportunities Inc., one of our subsidiaries, established a private corporate mezzanine investment fund in 2002 to provide financing in transaction amounts of up to $10 million to assist middle market companies primarily in the Midwest with growth or acquisition strategies. Stonehenge Mezzanine Partners LLC, as its sole purpose, serves as the asset manager of the fund and receives a quarterly management fee. The investment fund has been fully funded, and during 2012 the parties renegotiated the investment management agreement, extending the term through June 2014 and reducing the quarterly management fee to 1% of the aggregate of private capital commitments. Stonehenge Mezzanine Partners LLC is also eligible to receive a percentage of profits based on the performance of the investments. During 2013, Stonehenge Mezzanine Partners LLC received management fees from Huntington Mezzanine Opportunities, Inc. of $30,767 and earned $559,287 as a percentage of profits. Our director Michael J. Endres has a 12.6% equity interest in Stonehenge Mezzanine Partners LLC.

The Huntington National Bank has a $10 million commitment for an equity investment in the Stonehenge Opportunity Fund II, LP, a $150 million investment fund, which was organized in 2004. This fund’s origination period ended in 2010. As of December 31, 2013, $6.36 million of the $10 million commitment has been funded. The remaining $3.64 million commitment is limited to fund follow-on investments in existing portfolio companies and fund expenses. The Huntington National Bank also has a $10 million commitment for an equity investment in the Stonehenge Opportunity Fund III, LP, a $250 million investment fund, which was organized in 2010. As of December 31, 2013, $4.71 million of the $10 million commitment has been funded.

The Stonehenge Opportunity Fund II, LP and the Stonehenge Opportunity Fund III, LP each operate as a “Small Business Investment Company” licensed by the Small Business Administration. Each of these funds seeks to generate long-term capital appreciation by investing in equity and, in certain cases, mezzanine securities of a diverse portfolio of companies across a variety of industries. Our management determined that the investment would provide a cost effective means to participate in financing small businesses, provide a means of obtaining lending or investment credits under the Community Reinvestment Act and generally be favorable to us. Each of the funds is managed by Stonehenge Partners Corp., an investment firm of which Michael J. Endres is a principal and holds a 9.8% equity interest. These funds pay to Stonehenge Partners Corp. management fees not to exceed on an annual basis 2.00% of the aggregate of private capital commitments and Small Business Administration debentures of the respective fund. In addition, Stonehenge Partners Corp. is the controlling entity of Stonehenge Equity Partners, LLC, which serves as managing member of each of the funds.

Compensation of Outside Directors

Our compensation philosophy for the board of directors is to provide a compensation arrangement to outside directors that reflects the significant time commitment and substantial contributions the directors are expected to make to the value creation and governance of Huntington. Our compensation level and structure are designed to enable us to attract and retain high caliber talent at a national level, and also to align the directors’ interests with those of the shareholders. Our compensation program for non-employee directors is a combination of cash and equity. Directors who are also employees of Huntington do not receive compensation for their services as directors.

Fees Payable in Cash. Each non-employee director earns an annual retainer of $35,000. We pay an additional annual retainer of $65,000 to the lead director, and $20,000 to the chairpersons of all standing board committees. We pay meeting fees at the standard rate of $2,000 for each board of directors or committee meeting the director attends and $1,000 for each teleconference board of directors or committee meeting in which the director participates. In addition, we pay directors fees of $2,000 per day in the event Huntington requests a director to attend or participate in an event or meeting, in person, in his or her capacity as a director. All fees are payable quarterly. Retainer fees are payable in four equal quarterly installments. A director may defer all or a portion of the cash compensation payable to the director if he or she elects to participate in the Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors, referred to as the Directors Deferred Plan. The trustee of the plan has typically invested the trust fund primarily in shares of our common stock. The Directors Deferred Plan is described below.

Equity Compensation. To align the interests of directors with shareholders, a substantial portion of director compensation is paid in equity that is subject to holding requirements. The Compensation Committee considers equity grants for non-employee directors on an annual basis, and the form and amounts of any equity grants for directors are determined at the discretion of the Compensation Committee. Since 2006, the equity grants for directors have been in the form of deferred stock units which are vested upon grant but not released to the director until six months following separation of service. Based on the market data and peer review facilitated by the independent compensation consultant, in May 2013, the Compensation Committee granted each non-employee director a deferred stock award having a value of $72,500. Divided by the stock price of $7.06 per share on the date of grant, rounding to whole shares, each director was awarded 10,269 deferred stock units.

Stock Ownership Guidelines. In addition to the mandated holding of shares imposed by the deferred stock units, the Compensation Committee has established a minimum ownership level guideline for directors based on five times the annual retainer fee (excluding committee chairmanship retainers). Based on the fair market value of our common stock on October 21, 2009, the date the guidelines were established, the guideline for directors was set at 40,603 shares. Directors have five years to meet the minimum guidelines (until October 21, 2014). Directors who join the board after October 21, 2009 have five years from the date of election to the board to meet the minimum guidelines.

Director Compensation 2013

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)(4)	Option Awards (4)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation	Total
Don M. Casto III	$111,750	$72,499	—	—	—	—	$184,249
Ann B. Crane	89,000	72,499	—	—	—	—	161,499
Steven G. Elliott	125,750	72,499	—	—	—	—	198,249
Michael J. Endres	60,000	72,499	—	—	—	—	132,499
John B. Gerlach, Jr.	99,750	72,499	—	—	—	—	172,249
Peter J. Kight	75,000	72,499	—	—	—	—	147,499
David P. Lauer (1)	35,095	0	—	—	—	—	35,095
Jonathan A. Levy	87,000	72,499	—	—	—	—	159,499
Richard W. Neu	108,333	72,499	—	—	—	—	180,832
David L. Porteous	225,000	72,499	—	—	—	—	297,499
Kathleen H. Ransier	94,750	72,499	—	—	—	—	167,249

(1)	Mr. Lauer served as a director through April 18, 2013.

(2)	Amounts earned include fees deferred by participating directors under the Directors Deferred Plan.

(3)	Grants of 10,269 deferred stock units were made to each director effective May 1, 2013, under the 2102 Long-Term Incentive Plan. These awards were vested upon grant and are payable six months following separation from service. This column reflects the grant date fair value in accordance with FASB Topic 718 and is equal to the number of units times the fair market value (the closing price) on the date of grant ($7.06). Dividends will be accumulated and paid when the shares are released.

(4)	The Compensation Committee has granted deferred stock awards to non-employee directors each year since 2006. The Compensation Committee previously granted equity awards to directors in the form of stock options, from 1997 through 2005, all of which have expired. Mr. Levy continues to hold stock options that were granted by Sky Financial Group, Inc., or a predecessor, and converted to options for Huntington common stock upon the merger with us in 2007. The directors’ deferred stock units and stock option awards outstanding as of December 31, 2013 are set forth in the table below.

Name	Deferred Stock Awards Outstanding	Stock Options Outstanding
Don M. Casto III	45,728	0
Ann B. Crane	29,097	0
Steven G. Elliott	29,097	0
Michael J. Endres	45,728	0
John B. Gerlach, Jr.	45,728	0
Peter J. Kight	10,269	0
Jonathan A. Levy	43,728	56,493
Richard W. Neu	36,228	0
David L. Porteous	45,728	0
Kathleen H. Ransier	45,728	0

Directors Deferred Plan. The Directors Deferred Plan allows the members of the board to elect to defer receipt of all or a portion of the compensation payable to them in the future for services as directors. We transfer cash equal to the compensation deferred pursuant to the plan to a trust fund where it is allocated to the accounts of the participating directors. The trustee of the plan has broad investment discretion over the trust fund and is authorized to invest in many forms of securities and other instruments, including our common stock. During 2013, the trustee invested primarily in shares of our common stock.

A director’s account will be distributed either in a lump sum or in equal annual installments over a period of not more than ten years, as elected by each director. Distribution will commence upon the earlier of 30 days after the attainment of an age specified by the director at the time the deferral election was made, or within 30 days of the director’s termination as a director. All of the assets of the plan including the assets of the trust fund are subject to the claims of our creditors. The rights of a director or his or her beneficiaries to any of the assets of the plan are no greater than the rights of our unsecured general creditors. Since directors who are also our employees do not receive compensation as directors, they are not eligible to participate in this plan.

As of December 31, 2013, the participating directors’ accounts were substantially comprised of Huntington common stock and had the values set forth in the table below.

Name	Account Balance at December 31, 2013
Don M. Casto III	$623,305
Ann B. Crane	326,149
Michael J. Endres	910,789
John B. Gerlach, Jr.	1,229,061
Richard W. Neu	511,238
David L. Porteous	1,419,035
Kathleen H. Ransier	191,292

Ownership of Voting Stock

The table below sets forth the beneficial ownership of Huntington common stock by each of our directors, nominees for director, executive officers named in the Summary Compensation Table, and the directors and all executive officers as a group, as of December 31, 2013. Beneficial ownership is determined in accordance with the rules of the SEC. Generally, the rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities, including shares which could be acquired within 60 days. The table also sets forth additional share interests not reportable as beneficially owned.

	Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)(2)(3)(4)(5)	Percent of Class	Additional Share Interests (6)(7)	Total Share Interests
David S. Anderson	72,027	*	12,120	84,147
Don M. Casto III	562,952	*	45,728	608,680
Ann B. Crane	38,011	*	29,097	67,108
Steven G. Elliott	0	*	29,097	29,097
Michael J. Endres	300,687	*	45,728	346,415
John B. Gerlach, Jr.	1,721,905	*	45,728	1,767,633
Paul G. Heller	91,011	*	—	91,011
Peter J. Kight	114,285	*	10,269	124,554
Donald R. Kimble (8)	150,565	*	—	150,565
Jonathan A. Levy	168,469	*	43,728	212,197
Mary W. Navarro	606,967	*	34,939	641,906
Richard W. Neu	112,998	*	36,228	149,226
David L. Porteous	624,725	*	45,728	670,453
Kathleen H. Ransier	47,928	*	45,728	93,656
Nicholas G. Stanutz	439,552	*	94,205	533,757
Stephen D. Steinour	4,585,367	*	31,697	4,617,064
Directors and All Executive Officers as a Group	11,474,144	1.37%	661,662	12,135,806

*	Indicates less than 1% of outstanding shares.

(1)	This column consists of shares for which the directors and executives, directly or indirectly, have the power to vote or to dispose, or to direct the voting or disposition thereof, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days. Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. None of the shares reported are pledged as security.

(2)	Figures include the number of shares of common stock which could have been acquired within 60 days of December 31, 2013, under stock options as set forth below. The stock option shares reported for Mr. Levy were awarded under stock option plans of Sky Financial Group, Inc. (or its predecessors) and converted to Huntington options. The rest of the reported stock options were awarded under our employee and director stock option plans.

Mr. Anderson	44,026
Mr. Heller	81,011
Mr. Levy	56,493
Ms. Navarro	414,214
Mr. Stanutz	372,638
Mr. Steinour	2,574,712
Directors and Executive Officers as a Group	5,037,233

(3)	Figures include shares of common stock that could be acquired upon conversion at any time at the option of the holder of our 8.50% Series A non-voting perpetual convertible preferred stock (“Series A Preferred Stock”) as follows: 25,100 shares for Mr. Casto and 41,834 shares for Mr. Endres. Each share of Series A Preferred Stock is convertible into 83.668 shares of common stock. Collectively, Mr. Casto and Mr. Endres own 800 shares of Series A Preferred Stock, which is less than 1% of the Series A Preferred Stock outstanding.

(4)	Figures include 11,778 shares, 1,098,085 shares, 13,180 shares, 9,622 shares, 1,772 shares and 523,835 shares of common stock owned by members of the immediate families or family trusts of Messrs. Casto, Gerlach, Levy, and Porteous, Ms. Ransier and Mr. Steinour, respectively; 422,664 shares and 1,762 shares owned by various corporations and partnerships attributable to Messrs. Gerlach, and Levy, respectively; and 313,345 shares owned jointly by Mr. Porteous and his spouse, 1,500 shares owned jointly by Ms. Ransier and her spouse, and 42,665 shares owned jointly by Mr. Steinour and his spouse.

(5)	Figures also include the following shares of common stock held as of December 31, 2013, in Huntington’s deferred compensation plans for directors: 64,615 for Mr. Casto, 33,811 for Ms. Crane, 94,417 for Mr. Endres, 127,408 for Mr. Gerlach, 52,998 for Mr. Neu, 147,105 for Mr. Porteous, and 19,831 Ms. Ransier. Prior to the distribution from the deferred compensation plans to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plans.

(6)	This column includes shares in benefit plans in which the executive officers have vested ownership interests but do not have the power to vote or dispose of the shares, or the right to acquire such shares within 60 days. Figures include the following shares of common stock held as of December 31, 2013 in Huntington’s Supplemental Stock Purchase and Tax Savings Plan: 12,120 for Mr. Anderson, 34,939 for Ms. Navarro, 39,789 for Mr. Stanutz, 31,697 for Mr. Steinour and 210,159 shares for all executive officers as a group. Figures also include the following shares of common stock held as of December 31, 2013 in Huntington’s Executive Deferred Compensation Plan: 54,416 for Mr. Stanutz, and 74,444 shares for all executive officers as a group. Prior to the distribution from these plans to the participants, voting power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plan.

(7)	Figures in this column for the directors consist of deferred stock awards that will be issued in shares of common stock six months following separation from service. These amounts are also set forth in footnote 4 to the Director Compensation 2013 Table above.

(8)	Upon his departure from the company on May 23, 2013, Mr. Kimble held the power to vote or dispose of shares owned directly (144,667) and shares held in Huntington’s Investment and Tax Savings Plan (5,898 shares as of June 30, 2013). All options were forfeited upon termination of his employment.

As of December 31, 2013, we knew of no person who was the beneficial owner of more than 5% of our outstanding shares of common stock, except as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
FMR LLC (1) 245 Summer Street Boston, MA 02210	69,079,865	8.283%
The Vanguard Group, Inc. (2) 100 Vanguard Boulevard Malvem, PA 19355	62,460,425	7.52%
State Street Corporation (3) State Street Financial Center One Lincoln Street Boston, MA 02211	41,664,869	5.00%

(1)

This information is based on an amendment to Schedule 13-G filed by FMR LLC on February 14, 2014. The shares are beneficially owned by several entities and were acquired in the ordinary course of business. Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR LLC, is deemed to beneficially own 54,405,076 shares in its capacity as investment advisor to various investment companies (Funds). The number of shares owned by the Funds includes 3,448,210 shares resulting from the assumed conversion of 41,213 shares of Huntington’s Series A Preferred Stock. Edward C. Johnson III and FMR LLC, through its control of Fidelity and the Funds, each has the sole power to dispose of the 54,405,076 shares owned by the Funds. Fidelity SelectCo, LLC (Selecto), a wholly-owned subsidiary of FMR LLC, beneficially owns 3,689,951 shares in its capacity as investment advisor to various investment companies (SelectCo Funds). Edward C. Johnson III and FMR LLC, through its control of SelectCo and the SelectCo Funds, each has the sole power to dispose of the 3,689,951 shares owned by the SelectCo Funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR LLC is the beneficial owner of 262,223 shares as a result of its serving as investment manager of certain institutional accounts. Edward C. Johnson III and FMR LLC, through its control of Fidelity Management Trust Company, each has sole dispositive power and sole power to vote or to direct the voting of the 262,223 shares owned by the institutional accounts managed by Fidelity Management Trust Company. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC is the beneficial owner of 53,208 shares in its capacity as an investment advisor. Pyramis Global Advisors, LLC (Pyramis), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 2,026,837 shares in its capacity as investment advisor to various institutional accounts or funds. Edward C. Johnson III and FMR LLC, through its control of Pyramis, each has sole dispositive power over the 2,026,837 shares and sole power to vote or direct the voting of 498,110 of the shares owned by the institutional accounts or funds advised by Pyramis. Pyramis Global Advisors Trust Company (PGATC), an indirect wholly-owned subsidiary of FMR LLC, is deemed to beneficially own 3,136,647 shares in its capacity as investment manager of institutional accounts. Edward C. Johnson III and FMR LLC, through its control of PGATC, each has sole dispositive power over the 3,136,647 shares and sole power to vote or direct the voting of 2,187,547 shares owned by the institutional accounts managed by PGATC. Crosby Advisors LLC, a wholly-owned subsidiary of Crosby Company of New Hampshire LLC (CCNH) is the beneficial owner of 17,500 shares in its capacity as investment advisor. Members of the family of Edward C. Johnson III directly or indirectly own CCNH. FIL Limited and various foreign-based subsidiaries beneficially own 5,488,423 shares in the capacity of investment advisor for certain international funds. Partnerships controlled predominately by members of the family of Edward C. Johnson III, or trusts for their benefit, own between 25% and 50% of FIL voting stock. FIL has sole dispositive power over the 5,488,423 shares held by the international funds, and sole power to vote or direct the voting of 5,444,123 shares held by the international funds.

(2)	This information is based on an amendment to Schedule 13-G filed by The Vanguard Group, Inc. on February 11, 2014. The Vanguard Group, Inc. has sole voting power for 1,114,996 of the shares, sole dispositive power for 61,399,129 of the shares, and shared dispositive power for 1,061,296 of the shares. The Vanguard Group, Inc. acquired the shares in the ordinary course of business.

(3)	This information is based on a Schedule 13-G filed by State Street Corporation on February 3, 2014. State Street Corporation has shared voting power and shared dispositive power for all of the shares. These shares were acquired and are held by State Street Corporation and various subsidiaries of State Street Corporation in the ordinary course of business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors, and persons who are beneficial owners of more than ten percent of Huntington common stock to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them. To the best of our knowledge, and following a review of the copies of Section 16(a) forms received, we believe that during 2013 all filing requirements applicable for reporting persons were met.

Compensation of Executive Officers

Compensation Discussion & Analysis

This Compensation Discussion & Analysis (CD&A) focuses on the compensation for 2013 for the “named executive officers” (NEOs) whose compensation is detailed in the Summary Compensation Table that follows. In this discussion we explain our compensation philosophy and program, factors considered by the Compensation Committee in making compensation decisions and additional details of our practices.

The named executive officers or “NEOs” are the chief executive officer (CEO), Stephen D. Steinour; the two persons who served as chief financial officer in 2013, David S. Anderson, interim chief financial officer since May 22, 2013, and Donald R. Kimble, former chief financial officer; and the three most highly compensated other executive officers serving as of December 31, 2013: Paul G. Heller, chief technology and operations officer; Nicholas G. Stanutz, executive in charge of Auto Finance and Commercial Real Estate; and Mary W. Navarro, executive in charge of Retail and Business Banking. Mr. Heller also took on oversight of Home Lending during the first quarter 2014.

Executive Summary

Our Business Strategy, Goals, and Accomplishments

To provide context for our executive compensation program and 2013 compensation decisions, we provide an overview of our business strategy along with short- and long-term performance outcomes. In 2009, we created a long-term strategic plan that focuses on growing market share and “share of wallet”. This long-term plan is bolstered by annual strategic and operating goals intended to drive shareholder value over time.

Huntington Long-term Strategic Plan: “Grow Market Share and Share of Wallet”

•  Best in class consumer products

•  Commercial focus on Small & Middle Market and select specialty financing

•  Best in class customer service delivered with superb marketing & branding

•  Significant community support and leadership

•  Alignment of employees and shareholders through long-term ownership of equity

In 2013, we faced a number of key external challenges, including but not limited to customer uncertainty in an uneven U.S. economic recovery, a prolonged low interest rate environment, and a changing regulatory environment. Even with these headwinds we achieved steady improvement in a number of key areas.

Huntington 2013 Strategy and Goals:	2013 Financial Performance Achievements
“Extend and Expand”	2013 Metric	Change from 2012
• Monetize investments	Earnings Per Share of $0.72	Up $0.01
• Drive growth
• Deliver positive operating leverage & continuous improvement	Strong Core Deposit Growth	7% growth
Management Incentive Plan Goals
• Achieve EPS target of $0.69	62.9% Efficiency Ratio	0.5% improvement
• Grow core deposits by 7%
• Reduce efficiency ratio to 62.4%

The metrics and goals for the 2013 Management Incentive Plan are discussed in further detail under “2013 Compensation Decisions”, below. For 2013, adjusted earnings per share exceeded target performance, core deposit growth equaled target performance and efficiency ratio was slightly below target performance.

These strong financial results are complemented by other strategic accomplishments:

•	Launched Voice™, Huntington’s new consumer credit card

•	Grew tangible book value by 8%

•	Dividend payout of 26% of earnings per common share

How our Compensation Programs Align with our Business Strategy and Goals

Huntington’s executive compensation program and practices are aligned with our business strategy. Our program is balanced and risk appropriate, and designed to promote long-term alignment with shareholder interests, with significant emphasis on performance-based compensation, particularly long-term incentives via stock-based pay. The alignment of our compensation programs and business strategy and goals is illustrated by the following:

Long-term Equity Ownership

Industry leading share ownership guidelines and share retention requirements.

Role	Stock Ownership Guideline	Hold ‘til Retirement Provision
CEO	6x Base Salary	50% of net settled shares
Other NEOs	2 – 3x Base Salary

(see page 30 for additional details)

Long-term Pay and Performance

Majority of compensation is dependent upon long-term performance.

Role	% Performance Based	% Long- term Incentives

CEO	84%	67%
Other NEOs	72%	50%

(see page 25 for additional details)

Balanced Incentive Measurement

A balanced portfolio of metrics that drive
annual and long-term goals in a risk
appropriate manner.

Time Horizon	Measures Employed in Our Incentive Plans
MIP 1 year measurement	EPS, Core Deposit Growth, Efficiency Ratio
LTI 3 year measurement	ROA, Revenue Growth, Efficiency Ratio

(see page 25 for additional details)

Highlights of 2013 Compensation Decisions — Connecting Pay and Performance

For 2013, the compensation decisions made reflect strongly on our compensation philosophy and core objectives. Details of the program and individual award decisions are set forth below under our “Compensation Components” and “2013 Compensation Decisions” sections, respectively.

Element	Key Actions & Outcomes	Details
Base Salaries	No merit-based salary increases	• Our entire executive management team agreed not to accept any merit-based salary increases in 2013 • Reflects focus on performance-oriented pay

Management Incentive Plan	Overall plan funded at 122% of target, reflecting our performance on: • Earnings per share • Core deposit growth • Efficiency ratio

•     Goals for 2013 represent key strategic objectives intended to support our long-term success

•     Cash portion of the award is capped at 100%; any award above 100% is paid in RSUs with a 3 year vesting period and subject to forfeiture and recoupment

•     Funding is further subject to a performance and risk adjustment review process for segment and individual performance to determine payouts

Long-term Incentive Plan	Awarded long-term incentive grants comprised of: • PSUs (50%) • Stock Options (25%) • RSUs (25%)

•     75% of the award value is focused on future performance (50% performance share units (PSUs) and 25% stock options)

•     The compensation ultimately earned from all of these awards is highly dependent upon future financial performance and future stock price

Other	Froze our broad-based pension plan and supplemental pension plan effective December 31, 2013	• Bolsters our pay for performance culture • Emphasizes long-term variable compensation over fixed compensation

The mix of compensation elements resulting from our decisions in 2013 is as follows. Fixed compensation is base salaries. Variable, performance-based compensation includes our annual incentive payouts in cash and restricted stock units (“RSUs”), the target value of performance share units (“PSUs”), and the grant date fair value of stock options and RSUs.

Executive Compensation Program Enhancements and Shareholder Outreach

While our shareholders overwhelmingly supported our executive compensation in 2013 — 95% of votes cast on the matter at our 2013 annual meeting were in favor of our say-on-pay proposal — we continually strengthen our compensation practices based on our philosophy, market best practices and feedback received from shareholders. During 2013 we held conversations with shareholders holding approximately 25% of our outstanding common stock. The board, the Compensation Committee and management have gained valuable insight from these interactions and will continue to seek shareholder input.

Recent Program Enhancements

•    Introduced performance share units with multi-year performance criteria as 50% of the total long-term incentive value.

•    Eliminated excise tax gross-up provisions and a modified single trigger for the CEO.

•    Extended our market leading ownership guidelines and hold until retirement requirements deeper within the company’s management structure.

•    Strengthened our hedging policy to prohibit hedging of shares by executives.

•    Froze our broad-based pension plan and supplemental pension plan, effective December 31, 2013.

Compensation Philosophy & Process

The Compensation Committee of our board of directors provides independent oversight of our executive compensation and has engaged an independent compensation consultant, Pearl Meyer & Partners, to provide advice with respect to the amount and form of executive compensation.

As discussed under “Procedures for Determining Executive and Director Compensation; Compensation Consultant” in the Corporate Governance section above, the Compensation Committee develops and approves our executive compensation with input from our management and the independent compensation consultant. Our management provides information and may make recommendations to the Compensation Committee with respect to the amount and form of executive compensation. In addition, our chief executive officer and chief financial officer make recommendations to the Compensation Committee when it sets specific financial measures and goals for determining incentive compensation. Our chief executive officer provides input and makes recommendations to the Compensation Committee regarding the performance and compensation of his direct reports, which include the named executive officers, but he does not make recommendations to the

Compensation Committee regarding his own compensation. From time to time, the Compensation Committee consults with other committees of the board and may obtain the approval of the full board of directors with respect to certain executive and director compensation matters.

Timing of Decisions

Annual incentive awards are determined after year-end and are tied directly to prior year performance. Base salary adjustments and equity-based long-term incentive awards are based on performance and additional factors. The timing of compensation decisions for 2013 is detailed under “2013 Compensation Decisions” below.

Guiding Principles

The Compensation Committee, working with management and the independent compensation consultant, has developed a comprehensive philosophy for executive compensation. Our total executive compensation program is designed to achieve the following six objectives:

1. Focus on Shareholder Alignment — A significant portion of our total compensation is stock-based and long-term in focus. We expect our executives to retain and own significant shares in company stock.

2. Approach Compensation in a Balanced and Holistic Fashion — Our program is designed to provide a total compensation package that considers multiple perspectives. To achieve our goal of appropriate balance, we deliver compensation in multiple forms, including elements that are fixed in nature (e.g. base salary and benefits) as well as performance-based (e.g. short and long-term incentives). The use of both short-term and long-term incentives ensures that the ultimate compensation delivered is dependent upon both achievement of our annual business goals, as well as delivering long-term shareholder value. Our performance and evaluation process considers company, business segment and individual performance. We further consider performance relative to industry peers.

3. Vary Pay Based on Performance — Total compensation is expected to vary each year and evolve over the long-term to reflect our performance and key objectives. We also provide meaningful differentiation in our rewards for high performers.

4. Maintain a Risk-Appropriate Profile — We monitor our programs, controls and governance practices for consistency with our aggregate moderate-to-low risk profile. Risk management of our incentive compensation plans is discussed in detail under “Risk Assessment of Incentive Plans”, above.

5. Assure Appropriate Positioning in the Market — Our target pay levels are designed to be competitive with market practice. Since a majority of our pay is variable and based on performance, our actual pay positioning will vary appropriately to reflect our performance. The Compensation Committee monitors the pay-performance relationship on a short- and long-term basis to ensure the appropriate positioning in the market.

6. Reflect Internal Equity — While overall compensation policies generally apply to all executives, we recognize the need to differentiate compensation by individual, reflecting on his or her role, experience, performance, and expected contributions. Base salaries and incentive targets are the primary means for differentiating compensation opportunities to reflect executive role and scope of responsibility. For example, Mr. Steinour has a higher base salary and higher potential award opportunities due to his responsibilities as CEO. He is also held to a higher stock ownership guideline, reflecting his increased stake in our performance.

Framework

The Compensation Committee has developed a holistic framework for assessing compensation decisions. While we set performance targets and standards, we consider a range of factors when making our decisions. Factors that the Compensation Committee and management might consider in making compensation decisions include: strategic objectives and business plans, company and business segment performance, individual performance and contribution, external market practice, industry / economic factors, tally sheets and other internal analytical information, including “realizable pay” and “realized pay,” regulatory requirements, executives’ stock ownership level, and tax and accounting considerations. Realizable pay reflects the current value of historical compensation, including base salary, earned annual incentive, the current in-the-money value of historical stock option grants, restricted stock unit grants, and performance share units. Realized pay refers to the pre-tax value earned from stock option exercises, restricted stock unit vesting, and stock salary vesting.

Market Referencing

The Compensation Committee regularly reviews peer / industry information in regard to levels of compensation, performance, and other key data that might provide reference for decision making. The Compensation Committee uses this information and analysis as a benchmarking reference for setting pay opportunities and making pay decisions, such as changes to base salaries, annual incentive awards and long-term incentive grants.

A key source of information is a peer group of regional banks similar to Huntington. The peer banks are chosen using an objective process recommended by the independent compensation consultant and approved by the Compensation Committee.

As we do each year, we re-evaluated and updated the peer group in 2013 for ongoing relevance. The process began with the selection of U.S. based publicly traded commercial banks considering asset size as of December 31, 2012. A number of banks within the relevant asset size were eliminated due to a business model which included one or more of: international operations, a focus on target market or services, or a high level of inside ownership.

The resulting group consisted of 14 bank holding companies; seven larger and seven smaller, positioning Huntington at the 50th percentile for asset size. The 2013 peer group includes all of the members of the 2012 peer group with the addition of two banks new to the size range: SunTrust Banks, Inc. and Cullen/Frost Bankers, Inc. The increased size of the peer group improves the statistical reliability of the data. The Compensation Committee used the fourteen peers to represent the most appropriate market comparators for Huntington in terms of industry and size.

The table below lists the peer banks approved by the Compensation Committee for 2013.

Peer Banks for 2013

Associated Banc-Corp.	First Niagara
BB&T Corporation	KeyCorp.
Comerica Incorporated	M&T Bank Corporation
Commerce Bancshares Inc.	Regions Financial Corporation
Cullen/Frost Bankers, Inc.	SunTrust Banks, Inc.
Fifth Third Bancorp.	Synovus Financial Corp.
First Horizon National Corporation	Zions Bancorporation

The independent compensation consultant included industry surveys as appropriate to supplement the peer group data. When using survey data, the information collected was reflective of Huntington’s size and industry. This included utilizing size adjusted comparisons representing data from companies that fell closest to our asset size. The Compensation Committee also relied on the independent compensation consultant to provide a broader industry perspective of emerging trends and best practices.

Among the peer and industry data considered in 2013 were three-year total shareholder return relative to peers, three-year relative performance in core incentive measures, realizable pay over the prior three years relative to peers, and levels of base salary, total cash compensation, and long-term incentive grants. With the assistance of the independent compensation consultant, the Compensation Committee performed a pay and performance analysis in 2013 for the 2010 — 2012 period and determined that there was appropriate alignment between performance and pay. The analysis considered pay actually delivered, period-end equity values, and comparisons to peers. The Compensation Committee performs a pay and performance analysis on an annual basis.

Compensation Components

There are four primary components of executive compensation: base salary, annual incentive awards, equity-based long-term incentive awards, and benefits. A summary of the purpose, performance orientation, and focus of each element is set forth below.

Base Salary

We provide fixed compensation in the form of base salaries. In support of our focus to attract and retain top talent, our philosophy is to pay base salaries that are within a competitive range of market practice. Individual pay will vary within the range depending on each executive’s role, performance, experience, and contribution. Salaries also provide the foundation from which incentives and other select benefits are determined.

Annual Incentive Award

Annual incentive awards under the Management Incentive Plan, or MIP, are an important part of our balanced compensation philosophy. Annual incentive awards disclosed in the Summary Compensation Table reflect performance in the year for which they are reported.

The objective of our Management Incentive Plan is to motivate and reward executives for achieving (or exceeding) annual financial, strategic, and operational goals that ultimately support sustained long-term profitable growth of the company and value creation for shareholders. Incentives paid reflect company performance on key annual strategic, financial and operational measures, adjusted for business unit and individual performance, including risk management. Each executive has an annual target incentive opportunity, expressed as a percentage of base salary reflective of the executive’s role (that is, as chief executive officer, chief financial officer, head of a business segment, or head of support function) and competitive market practice.

It has been Huntington’s practice since 2011 to pay the portion of annual incentive awards in excess of target in the form of RSUs which vest in increments over three years. This practice further aligns annual incentive compensation to future sustained performance and discourages imprudent short-term risk. RSUs granted in February 2014 for awards in excess of target are subject to delayed vesting and forfeiture under Huntington’s updated recoupment/clawback policy.

Long-Term Incentive Compensation

The primary objective of our long-term incentive program is to motivate and reward executives for delivering long-term, sustained performance aligned with shareholder interests. Our long-term incentive program is designed to provide employees with a significant portion of compensation in the form of company stock to support ownership with required retention goals, as well as to assure alignment with long-term value creation. Grants of performance share units (PSUs) restricted stock units (RSUs) and stock options made under the long-term incentive program are based on an annual assessment process that considers multiple factors, including but not limited to competitive market data, company, business segment, and individual performance, and historical equity grants. Once granted, the awards vest based on a combination of time and performance with the ultimate value contingent on our future stock price performance. Stock received in connection with awards granted under the plan is also subject to significant holding restrictions. Executives must hold 50% of net shares received until retirement (or exit from the company). We believe this feature represents best industry practice and reinforces our culture of significant ownership as a means of aligning executives with our shareholders.

Long-term incentives are granted mid-year and based on a variety of factors. They do not relate directly to performance in the fiscal year for which they are reported.

Executive Benefits

Executive officers participate in the same broad-based benefit programs generally available to all employees. A limited number of additional benefits are offered to executive officers and certain other officers and are designed to represent a modest portion of total compensation. We target these benefits to be within typical market practice and as needed to attract and retain executive talent. Following is a list of the additional benefits and compensation elements offered to executive officers during 2013.

•	Supplemental Retirement: Executives nominated by executive management and approved by the Compensation Committee are eligible to participate in a supplemental defined contribution plan. Executives participating in the pension plan, nominated by executive management and approved by the Compensation Committee before the pension plan was frozen on December 31, 2013, are participants in the supplemental defined benefit plan as frozen. These plans are further discussed under the Nonqualified Deferred Compensation 2013 table and the Pension Benefits 2013 table, respectively, below.

•	Deferred Compensation: Our Executive Deferred Compensation Plan, a non-qualified plan, provides a vehicle for participants to voluntarily defer receipt of cash or stock to a time when taxes may be at a more personally beneficial rate and / or to save for long-term financial needs. This plan is discussed in more detail following the table on Non-Qualified Deferred Compensation 2013 below.

•	Perquisites: A very limited number of perquisites are utilized at Huntington; they represent a small component of compensation and are not intended to be performance-based. We offer an incurred expense reimbursement allowance for tax and financial planning to our named executive officers, equal to an aggregate of 2% of base salary per year. For the chief executive officer, we provide security monitoring of his personal residence, and for efficiency and security, use of our cars and drivers and occasional use of a corporate aircraft to which the company has access. All personal use of the corporate aircraft is in accordance with Huntington’s Aircraft Usage Policy. We also provide relocation benefits to assist senior level employees to make a smooth transition to their new locations.

•	Employment Agreement: Only one executive officer, the CEO, has an employment agreement with us, which is described under “Mr. Steinour’s Employment Agreement” below.

•	Severance Arrangements: Huntington has change-in-control agreements, referred to as Executive Agreements, with our named executive officers. The objectives of the Executive Agreements are to provide severance protections for the named executive officers in the event of a qualifying termination of employment in connection with a change-in-control of Huntington and to encourage their continued employment in the event of any actual or threatened change-in-control of Huntington. The Executive Agreements are further described under “Potential Payments upon Termination or Change in Control” below.

2013 Compensation Decisions

The Compensation Committee approves annual incentive awards which are tied directly to prior year performance and determined after year-end. Later in the year, the Compensation Committee makes decisions with respect to base salaries and equity-based long-term incentive based on performance and on other factors discussed below. With respect to the incentive compensation amounts reported for 2013 in the Summary Compensation Table:

•	Annual incentives based on 2013 performance are reported under the Non-Equity Incentive Plan column; and

•	Long-term incentives, reported under the columns Stock Awards and Option Awards, are based on a multi-faceted approach that includes company and individual performance and contributions, retention value of current equity ownership, historical long-term incentive compensation awards and the market-based framework the independent consultant developed.

Base Salary

For the fourth year in a row, the CEO expressed a desire not to receive any base salary increase, which was honored by the Compensation Committee. The other NEOs also agreed not to accept any merit-based salary increases for 2013. Mr. Anderson received a salary adjustment when he stepped into the interim role of CFO.

Annual Incentive Award

Huntington’s annual incentive awards under the Management Incentive Plan reflect a balanced and risk appropriate compensation approach — as both an individual component of compensation and as a part of Huntington’s overall executive compensation program. Incentives paid reflect company performance on key short-term measures, adjusted, in the discretion of the CEO and the Compensation Committee, for business segment and individual performance.

Each executive has an annual target incentive opportunity, expressed as a percentage of base salary, reflective of the executive’s role and competitive market practice. The funding of the program ranges from 50% of target for meeting threshold performance to 200% of target for superior performance. Corporate performance metrics for annual cash incentives for the Management Incentive Plan in 2013 were determined by the Compensation Committee to be earnings per share, core deposit growth, and efficiency ratio. These performance metrics were chosen from among the list of available criteria under the Management Incentive Plan and represented key short-term strategic areas of focus intended to support long-term success. They also intended to reflect a strong balanced approach to measuring our success, bolstering the company’s view of holistic pay determination and risk appropriate programs.

The Management Incentive Plan allows for awards to be earned under each plan criterion, independent of the other criteria. We interpolate between the threshold, target, and maximum goals to ensure sound incentive compensation arrangements and appropriate pay for performance alignment. Awards are determined based on corporate performance and business segment and individual performance. Final awards may be adjusted, in the discretion of the CEO and the Compensation Committee, for business segment and individual performance to align with our pay for performance philosophy.

For each metric, the Compensation Committee determined a threshold, target, and maximum level of achievement that would correspond to a specific funding level. The goals were set based on the company’s operating plan for 2013. The table below provides the schedule of metrics and goals that the Compensation Committee approved for 2013.

Core deposit growth is comprised of interest-bearing and noninterest-bearing demand deposits, money market deposits, savings and other domestic deposits, and excludes certificates of deposit.

In determining whether a performance goal has been met, the Committee will include or exclude “extraordinary events” or any other objective events or occurrences, in either establishing the performance goal based on the qualifying performance criteria or in determining whether the performance goal has been achieved; provided, however, that the Committee retains the discretion to reduce or eliminate an award that would otherwise be paid to any participant based on the Committee’s evaluation of such events or other factors. Awards may be paid only after the Committee has certified in writing that the performance goals have been met

The company’s 2013 performance was reviewed in accordance with the Management Incentive Plan and certified by the Compensation Committee in February 2014, and resulted in an overall incentive pool that was 122% of targeted opportunity under the 2013 Plan. For 2013, earnings per share exceeded target performance, core deposit growth equaled target performance and efficiency ratio was slightly below target performance.

Metric	Weight	Threshold	Target	Maximum	Achievement	Performance Factor
Earnings per Share	50%	$0.59	$0.69	$0.75	$0.724	78%
Core Deposit Growth	25%	4%	7%	12%	7%	25%
Efficiency Ratio	25%	63.4%	62.4%	61.2%	62.9%	19%

% of Target	100%					122%

The final award for the CEO may be adjusted for his individual performance at the discretion of the Compensation Committee. Final awards for the other NEOs may be adjusted, at the discretion of the CEO and the Compensation Committee, for business segment and individual performance. Due to limits for deducting compensation expenses under Internal Revenue Code Section 162m, awards to “covered officers” could have been adjusted downward but not increased above the 122% overall performance factor. “Covered officers” are the CEO and each of the other named executive officers other than the CFO. Accordingly, awards for Mr. Steinour, Mr. Heller, Mr. Stanutz and Ms. Navarro were subject to the cap of 122% of target. The award for Mr. Anderson who is not a “covered officer”, was not subject to the cap of 122% of target.

The portion of each award that exceeded target was converted and paid in RSUs based on the closing price of a share of common stock on the grant date. Final awards for the named executive officers are discussed below under “Compensation of the Named Executive Officers”.

Long-Term Incentive Compensation

The Compensation Committee engaged the independent compensation consultant to develop long-term incentive award ranges based on competitive market practice to serve as guidelines for annual grants. Each year the Compensation Committee approves the long-term incentive targets and ranges, along with an assessment of the impact of potential total compensation that could result given varying levels of performance and grants. The Compensation Committee approved the long-term incentive ranges for use in determining long-term incentive grants by individual. The long-term incentive ranges are defined as a high and low percentage of base salary to allow for awards to vary in order to reflect individual performance. The range for the CEO was 150% to 600% of salary, the range for the CFO was 100% to 400% of salary, and the range for the other NEOs was 75% to 300% of salary.

For the 2013 grants, management proposed, and the Compensation Committee approved, the strategy set forth below. All equity vehicles awarded to senior officers are subject to our hold until retirement policy: 50% of net shares released upon vesting or exercise are required to be held to retirement or other departure from the company.

2013 Long-Term Incentive Program Highlights
Vehicle	% of Total LTI Value	Key Design Features

Performance Share Units	50%

•       Performance Measurement Period: 3 years

•       Performance Measures:

¡       Relative Return on Assets (ROA) (30% weighting)

¡        Absolute Efficiency Ratio (30% weighting)

¡        Absolute Revenue Growth (40% weighting)

•       Share Payout Range: 0 – 200% of target

Stock Options	25%	• Vesting: 4 year annual pro-rata • Option Term: 7 years

Restricted Stock Units	25%	• Vesting: 50% after 3 years and 50% after 4 years

In designing the PSUs, the company, with assistance from the independent consultant, identified design features reflecting both internal and market-based perspectives. The company chose three measures that it believed were key to its long-term success. Two of the measures, relative ROA and absolute revenue growth effectively balance the measures currently in the short-term incentive plan. The company also believes that improvements in efficiency ratio are integral to long-term value creation for shareholders and hence that measure was also included to bolster the focus on operational efficiency. The target performance level for efficiency ratio requires improvement over our historical levels and is better than our peers’ recent performance. Target for our relative ROA goal is at the peer group median. The target for revenue growth reflects reasonable growth considering the challenging interest rate and market environment. The range of potential payout was determined to be within competitive market practice and reasonable from an annual share run rate and dilution perspective. These key design features, as well as the rationale, were discussed with the Compensation Committee over multiple meetings leading up to the execution of the 2013 grants.

For the 2013 grants, the chief executive officer evaluated the performance of his direct reports, including the other named executive officers, and made recommendations for their awards to the Compensation Committee. Consistent with the company’s philosophy, his evaluation was based on a holistic approach that included individual performance and contributions, retention value of current equity ownership, historical long-term incentive compensation awards and the market-based framework the independent consultant developed.

In determining the award value, the Compensation Committee considered the CEO’s performance assessments for each of the other named executive officers, as well as the input of the CEO and the market guidelines provide by the consultant. The Compensation Committee approved awards in 2013 for the named executive officers, excluding the chief executive officer, as recommended by the CEO. The Compensation Committee then independently evaluated the chief executive officer’s performance for the purpose of determining a 2013 long-term incentive award and assessed the competitive pay positioning that would result from the awards to be consistent with pay-performance philosophy. The key factors included in his evaluation are discussed under Compensation of the Named Executive Officers below.

Compensation of the Named Executive Officers

When adjusting MIP awards for business segment and individual performance, and determining the long-term incentive compensation awards, the CEO and Compensation Committee considered the performance of each executive under the following common factors: financial and operating results, strategic planning and implementation, risk management, leadership/vision/values, human resources/talent management, and stakeholder relations. Further, consistent with our guiding principle to reflect internal equity, the Compensation Committee differentiated compensation for the named executive officers other than the CEO by taking into consideration the CEO’s evaluation of each executive’s performance, role and relative contribution to overall company performance. Although there were no predetermined quantifiable goals against which business unit and individual performance were evaluated independently for purposes of adjusting MIP awards or determining long-term equity grants, highlights of the specific 2013 individual and business unit performance considered by the Compensation Committee for each named executive officer are set forth below.

Stephen D. Steinour, CEO. The Compensation Committee, in determining appropriate compensation for the CEO, considered Mr. Steinour’s leadership in 2013, including the following significant 2013 accomplishments:

•	Strong financial performance

¡	Net Income of $639 million, or $0.72 per common share

¡	$0.49, or 8%, increase in tangible book value per share to $6.27

¡	$78 million, or 4%, decrease in noninterest expense

¡	1.13% return on average assets

¡	Positive operating leverage and improvement in efficiency ratio

•	Further execution of the strategic initiatives

¡	Strong customer growth, deposit growth, and OCR (optimal customer relationship) success

¡	Deliberate focus on continuous improvement activities

¡	Acquisition of Camco Financial, the parent company of Cambridge Ohio-based Advantage Bank

•	Continued strengthening of corporate governance

¡	Several leadership reorganizations and team realignments, particularly in the Wealth and Commercial businesses which will become effective during the 2014 first quarter.

¡	Enhanced enterprise risk management by strengthening governance, controls, and metrics

•	Enhanced brand reputation

¡	Named Top Performing Bank, greater than $50 billion, in the Nation by Bank Director Magazine

Based on the overall company performance against the corporate goals and the business unit and individual accomplishments, the Compensation Committee awarded an annual Management Incentive Plan award to Mr. Steinour in the amount of $1,342,000, equal to 122% of his target award, and long term equity awards of $3,999,984, equal to 400% of his base salary.

David S. Anderson, Interim CFO. The Compensation Committee, in determining appropriate compensation for Mr. Anderson, considered the following significant 2013 accomplishments:

•	Provided strong direction for the Finance team through the leadership change this year, while continuing the forward momentum of their operational initiatives

•	Co-chair of Capital Management Committee, responsible for filing the Comprehensive Capital Analysis and Review (CCAR)

•	Managed various restructuring and expansion efforts to improve the effectiveness of the Finance organization, impacting the Financial Planning Analysis Group, Accounts Payable, and Payroll among others

•	Contributed to financial performance results:

¡	$0.49, or 8%, increase in tangible book value per share to $6.27

¡	Positive operating leverage and improvement in efficiency ratio

¡	Continued customer growth, deposit growth, and OCR success

•	Directed acquisition team for Camco Financial acquisition

•	Managed pension and supplemental pension plan freeze, contributing to curtailment gain

Based on the overall company performance against the corporate goals and the business unit and individual accomplishments, the Compensation Committee awarded to Mr. Anderson an annual Management Incentive Plan award in the amount of $500,000, equal to 164% of his target award, and long term equity awards of $349,990, equal to 92.1% of his base salary. The Committee also approved a salary increase of 6.56% for Mr. Anderson when he became interim CFO.

Paul G. Heller, Chief Technology & Operations Officer. The Compensation Committee, in determining appropriate compensation for Mr. Heller, considered the following significant 2013 accomplishments:

•	Drove an environment of enhanced effectiveness, cost reduction, process improvement, accountability, and communication across the Technology and Operations teams

•	Assumed additional responsibilities for Phone Bank and Digital groups

•	Provided a constant focus on executing more effectively — through project management, enhanced analysis and planning, including providing leadership of the internal management Information Governance Board, improving the stability of information technology platforms, creating an advanced strategy for offshore work, and providing enhanced metrics to better manage the technology and operations initiatives

•	Enhanced our information security controls to provide stronger defense against attacks on our systems and data

•	Actively supported major initiatives such as the Voice™ credit card launch, and ESS based platform improvements

•	Reducing annual budget expense

•	Directed conversion and integration activities related to Camco Financial acquisition.

Based on the overall company performance against the corporate goals and the business unit and individual accomplishments, the Compensation Committee awarded to Mr. Heller an annual Management Incentive Plan award in the amount of $463,600, equal to 122% of his target award, and long term equity awards of $899,992, equal to 189.5% of his base salary.

Nicholas G. Stanutz, executive in charge of Auto Finance, Asset Based Lending, and Commercial Real Estate. The Compensation Committee, in determining appropriate compensation for Mr. Stanutz, considered the following significant 2013 accomplishments:

•	Increased auto loan origination by 5%, with a total volume of $4.2 billion and a record 205,000 vehicles financed

•	Continued expansion of Auto Lending in various markets

•	Improved performance of support teams, delivering strong customer satisfaction while enhancing operating leverage

•	Provided strong portfolio management, including a 60% decrease in net charge-offs, and improved financial measurements across the teams

•	Focused efforts to develop and educate colleagues, improving their job satisfaction and turnover rates

•	Last year more than 1,000 auto dealers named Huntington the nation’s top performing domestic auto financier and third overall in Auto Finance Performance, an exclusive survey by lending and leasing consultancy, Auto Finance Advisors

Based on the overall company performance against the corporate goals and the business unit and individual accomplishments, the Compensation Committee awarded to Mr. Stanutz an annual Management Incentive Plan award in the amount of $453,800, equal to 122% of his target award, and long term equity awards of $949,995, equal to 204.3% of his base salary.

Mary W. Navarro, executive in charge of Retail and Business Banking. The Compensation Committee, in determining appropriate compensation for Ms. Navarro, considered the following significant 2013 accomplishments:

•	7.8% growth in consumer households and steady 6+ product/service penetration in 2013

•	5.7% growth in business households and improved 4+ product/service penetration on 2013

•	Enhanced brand positioning through continued momentum on customer advocacy, new advertising and products

•	Improved cross-sell, deposit balances and other metrics

•	Improved technology for customers with new ATMs that are image enabled and easy to use, reducing the overall cost of taking deposits

•	Added 29 in-store branches and consolidated or repositioned other branches to add convenience and reduce costs

•	Launched our differentiated consumer credit card (Voice™) and our corporate credit card product, with positive initial results on both products

•	Highest rank in 2013 J.D. Power and Associates U.S. Retail Banking Satisfaction Study — Midwest Region Award

•	2013 TNS Choice Award — Consumer Banking — Central Region from TNS for the 20 state, Midwest Region

•	Named Nation’s 3rd largest SBA lender for the 3rd year in a row and number one SBA lender in all our markets

•	Strengthened her leadership team by reassigning leaders to provide optimal support to customers, with a focus on succession planning and expanding their personal capabilities

Based on the overall company performance against the corporate goals and the business unit and individual accomplishments, the Compensation Committee awarded to Ms. Navarro an annual Management Incentive Plan award in the amount of $502,600, equal to 122% of her target award, and long term equity awards of $799,994, equal to 155.3% of her base salary.

Other Policies & Practices

Stock Ownership Guidelines

The requirement to own Huntington common stock is a critical foundation of our philosophy and is intended to align senior management’s goals with those of shareholders. Mr. Steinour’s commitment to the long-term success of the company is evidenced by his significant personal investment in company stock. Since joining Huntington in 2009, Mr. Steinour has purchased over 1.3 million shares of Huntington common stock in the open market, and he currently owns more than 19X his salary, exceeding our best practice 6X salary ownership guideline. As of December 31, 2013, Mr. Steinour is the largest individual shareholder.

Guidelines for the other executive officers are 2X or 3X salary, depending on his or her role, and 0.5X salary for approximately 50 additional officers. The number of shares required is calculated by dividing the multiple by $5.698, which was the 52-week average stock price preceding January 1, 2011. Executive officers have five years to meet the guidelines. The level of ownership required for the named executive officers (continuing in office), as of December 31, 2013, along with their year-end ownership levels and the market value (based on the December 31, 2013 closing price of $9.65) are set forth below.

	Multiple (1)	Guideline Number of Shares	Actual Shares Owned (2)	Market Value of Shares Owned
Steinour	6X	1,052,913	2,042,352	$19,708,697
Anderson	0.5X	28,941	40,121	387,168
Heller	2X	166,711	10,000	96,500
Stanutz	3X	236,905	161,119	1,554,798
Navarro	3X	263,228	227,692	2,197,228

(1)	Mr. Anderson’s multiple is based on his on-going role as Controller rather than his role as Interim Chief Financial Officer.

(2)	Mr. Heller joined Huntington in October 2012.

If an officer does not meet the guidelines by the applicable date, he or she will be required to defer at least 50% of any annual bonus earned and invest the deferral in Huntington common stock. Shares held in our benefits programs, including deferred compensation, and shares owned outside these plans are counted for purposes of meeting ownership guidelines. Stock options not yet exercised, unvested RSUs and unvested PSUs are not counted toward the number of shares required to be held.

The Compensation Committee may modify or adjust the ownership targets and time frames established for compliance, on an individual or aggregate basis, as may be necessary or desirable in the Compensation Committee’s discretion based on events or circumstances.

Hedging and Pledging Policies

Huntington’s executive officers are prohibited from hedging their ownership of Huntington stock, including trading in financial instruments designed to hedge or offset any decrease in the market value of Huntington stock. These financial instruments include prepaid variable forward contracts, equity swaps, collars and exchange funds.

In addition, executive officers and directors are generally discouraged from pledging their Huntington securities, however they may pledge Huntington securities owned in excess of stock ownership guidelines with the consent of the General Counsel. The consent of the General Counsel is required to ensure that any regulatory and legal issues are identified and considered. Any such request, along with the General Counsel’s response, must be communicated to the Compensation Committee.

Equity Award Grant Practices

Since 2012 we have granted equity awards effective May 1. The Compensation Committee may designate a grant date effective following the date of the committee action. This practice is followed in the event the trading window is closed pursuant to the company’s trading policies on the date the committee acts. The exercise price for each stock option award is equal to the fair market value of a share of common stock on the grant date. Under the company’s stock plan, fair market value is generally defined as the closing price on the applicable date. We have never repriced stock options.

Recoupment / Clawback Policies

In January 2014, The Compensation Committee adopted an updated over-arching policy providing for possible recoupment or clawback of incentive compensation in appropriate situations to the extent permitted (or required) by law and by the company’s plans, policies and agreements. Incentive Compensation subject to clawback or recoupment includes: A. any bonus or other cash incentive payment, including commissions, previously paid or payable, and B. any equity compensation, vested or unvested (including without limitation, performance shares and performance share units, restricted stock and restricted stock units, and stock options), and net proceeds of any exercised or vested equity awards. In general, situations that trigger a review under this policy involve behaviors or actions outside the bounds of the company’s overall risk appetite and governance structure. In determining whether to require reimbursement or forfeiture, the Compensation Committee or CEO in consultation with the Chief Human Resources Officer, shall take into account such considerations as they deem appropriate, on a case-by-case basis. Examples of such considerations include, without limitation, the extent to which the employee’s actions or inactions were in violation of the code of conduct; whether the action or inaction could reasonably be expected to cause financial or reputational harm to the company; the egregiousness of the conduct; the tax consequences to the affected employee; and other factors as they deem appropriate under the circumstances.

Situations that trigger a review for possible recoupment or clawback of incentive compensation, which may result in a determination that recoupment/clawback is required, fall under one of three categories:

•	Misconduct — applicable to all employees

•	Performance — applicable to all employees

•	Adverse Risk Outcome — applicable to senior executive officers and select additional executives who can impact our capital levels with their actions and decisions.

“Misconduct” is an egregious breach of conduct. Acts or omissions that constitute “Misconduct” include, but are not limited to, fraud, intentional misconduct, gross negligence and manipulation of earnings.

“Performance” that triggers review is the taking of excessive risk outside the bounds of the company’s risk governance structure.

“Adverse Risk Outcome” means a failure by the company to maintain Tier 1 Common Equity at the board approved goal. Equity awards granted to senior executive officers will be made subject to a deferral of vesting in the event there exists an Adverse Risk Outcome. For such awards, in the event the Company’s Tier 1 Common Equity ratio as of the year-end preceding the stated vesting date is less than the Capital Management Policy limit approved by the board of directors the vesting will be deferred until the anniversary of the date of grant following the December 31 when the Company’s Tier 1 Common Equity is equal to or greater than Capital Management Policy limit approved by the board of directors. If vesting is deferred for two calendar years, the award will be forfeited. Such deferral of vesting provisions shall be set forth in the equity award agreement. RSUs granted in February 2014 to the NEOs for 2013 annual incentives earned in excess of target include “Adverse Risk Outcome” vesting provisions.

Specific provisions apply in the event of a financial restatement. If it is determined by the Board of Directors that gross negligence, intentional misconduct or fraud by an employee or former employee caused or partially caused the company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and the company’s benefit plans, policies and agreements, and to the extent it determined in its sole judgment that it is in the best interests of the company to do so, require repayment of a portion or all of any Incentive Compensation if (1) the amount or vesting of the Incentive Compensation was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement; and (2) the amount or vesting of the Incentive Compensation would have been less had the financial statements been correct.

Further, pursuant to Section 954 of the Dodd-Frank Act, if the company is required to restate any of its financial statements because of a material financial reporting violation, the company shall recover the amount in excess of the Incentive Compensation payable under the company’s restated financial statements, or such other amount required under the Dodd-Frank Act or any other applicable law or policy. The company shall recover this amount from any current or former employee who received Incentive Compensation during the three-year period preceding the date on which the restatement is required, or from any other individual specified in the Dodd-Frank Act.

In addition, we have included clawback provisions in incentive plans for executive officers and for all employees. For named executive officers our recoupment and clawback policies include the following:

•	Stock Plans. We also have forfeiture and recoupment provisions in the 2012 Stock and Long-Term Incentive Plan specific to awards under that plan. Except following a change in control event, should the Compensation Committee determine that a participant has committed a serious breach of conduct or has solicited or taken away customers or potential customers with whom the participant had contact during the participant’s employment with us, the Compensation Committee may terminate any outstanding award, in whole or in part, whether or not yet vested. If such conduct or activity occurs within three years following the exercise or payment of an award, the Compensation Committee may require the participant or former participant to repay to us any gain realized or payment received upon exercise or payment of such award. A serious breach of conduct includes, without limitation, any conduct prejudicial to or in conflict with Huntington or any securities law violations including any violations under the Sarbanes-Oxley Act of 2002. In addition, awards may be forfeited upon termination of employment for cause.

•	Annual Incentive Plan. The Management Incentive Plan provides that if Huntington is required to restate any of its financial statements because of a material financial reporting violation, Huntington will recover the amount in excess of the award payable under Huntington’s restated financial statements, or such other amount required under the Dodd-Frank act. In addition, if the Compensation Committee determines that a participant took unnecessary or excessive risk, manipulated earnings, or engaged in any misconduct described in our Recoupment Policy, the Committee may terminate the participant’s participation in the plan and require repayment of any amount previously paid in accordance with the Recoupment Policy, any other applicable policies and any other applicable laws and regulations.

Section 954 of Dodd-Frank requires new listing standards related to recovery of executive compensation. The board of directors will review its recoupment policies in light of these new standards when they are adopted by NASDAQ, and as other rules and best practices develop.

Tax and Accounting Considerations

We have worked to balance our compensation philosophy with the goal of achieving maximum deductibility under Internal Revenue Code Section 162(m). Our Management Incentive Plan and our 2012 Long-Term Incentive Plan have been structured so that awards under these plans for “covered officers” may qualify as performance-based compensation deductible for federal income tax purposes under Internal Revenue Code Section 162(m). The Compensation Committee has also reserved the right, however, with respect to any award or awards, to determine that compliance with Code Section 162(m) is not desired after consideration of the goals of Huntington’s executive compensation philosophy and whether it is in the best interests of Huntington to have such award so qualified.

Huntington also takes into consideration Internal Revenue Code Section 409A with respect to non-qualified deferred compensation programs. In addition, Huntington also considers ASC 718, “Compensation  — Stock Compensation” in administering its equity compensation program.

Compensation Tables

The following table sets forth the compensation paid by us and by our subsidiaries for each of the last three fiscal years ended December 31, 2013, to our principal executive officer, the two persons who served as principal financial officer during 2013, and the three other most highly compensated executive officers serving at the end of 2013.

Summary Compensation 2013

Name and Principal Position (1)	Year	Salary	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (6)	All Other Compen- sation (7)	Total (8)
Stephen D. Steinour	2013	$1,000,000	$0	$2,999,999	$999,985	$1,342,000	$107,527	$184,674	$6,634,185
Chairman, President and CEO	2012	1,000,000	0	2,624,993	875,048	1,966,800	268,155	197,509	6,932,505
	2011	1,000,000	0	1,275,000	2,974,999	814,000	$158,026	$223,685	6,445,710
David S. Anderson	2013	380,000	0	324,989	25,000	500,000	52,726	22,035	1,304,750
Interim Chief Financial Officer &
Executive Vice President
Donald R. Kimble	2013	252,448	0	824,989	274,996	0	0	10,346	1,326,779
Former Chief Financial Officer &	2012	550,000	0	689,991	230,012	1,000,000	188,786	35,112	2,693,901
Senior Executive Vice President	2011	540,000	20,000	390,000	909,999	320,000	145,990	31,959	2,357,948
Paul G. Heller	2013	475,000	200,000	674,992	224,997	463,600	N/A	10,713	2,049,302
Chief Technology & Operations	2012	84,115	200,000	599,995	400,011	100,000	N/A	513	1,384,634
Officer and Senior Executive
Vice President
Nicholas G. Stanutz	2013	465,000	0	712,495	237,496	453,800	188,991	21,552	2,079,334
Senior Executive Vice President	2012	460,000	0	487,488	162,508	657,900	422,055	30,195	2,220,146
	2011	450,000	0	254,995	594,998	240,000	431,648	28,273	1,999,914
Mary W. Navarro	2013	515,000	0	599,994	200,000	502,600	113,727	23,631	1,954,952
Senior Executive Vice President	2012	510,000	0	599,998	200,009	700,000	231,628	32,906	2,274,541
	2011	500,000	0	299,995	699,999	296,000	195,206	29,119	2,021,319

(1)	Mr. Steinour also serves as Chairman, President and Chief Executive Officer of The Huntington National Bank. Mr. Anderson assumed the position of Interim Chief Financial Officer upon the departure of Mr. Kimble on May 22, 2013. Mr. Heller joined Huntington on October 29, 2012. Mr. Stanutz’s and Ms. Navarro’s titles and principal positions are with The Huntington National Bank. Mr. Stanutz leads Automobile Finance and Commercial Real Estate and Ms. Navarro leads Retail and Business Banking.

(2)	Mr. Heller received a $400,000 signing bonus payable in two equal installments in each of 2012 and 2013.

(3)	The amounts in this column are the grant date fair values of awards of restricted stock units and performance share units determined for accounting purposes in accordance with FASB ASC Topic 718. The performance share units are valued at target. The assumptions made in the valuation are discussed in Note 16 “Share-Based Compensation” of the Notes to Consolidated Financial Statements for our financial statements for the year ended December 31, 2013. Mr. Kimble’s awards terminated upon his departure from the company. The breakdown between restricted stock units and performance share units is set forth below.

	Time-Vesting RSUs	Performance- Based PSUs (Target)	Total
Stephen D. Steinour	$1,000,000	$1,999,999	$2,999,999
David S. Anderson	289,993	34,996	324,989
Donald R. Kimble	274,994	549,995	824,989
Paul G. Heller	224,995	449,997	674,992
Nicholas G. Stanutz	237,498	474,997	712,495
Mary W. Navarro	199,996	399,998	599,994

The grant date value of the performance share units assuming the highest level of performance is set forth below.

Value of Performance Share Units at Maximum Performance
Stephen D. Steinour	$3,999,998
David S. Anderson	69,993
Donald R. Kimble	1,099,990
Paul G. Heller	899,995
Nicholas G. Stanutz	949,994
Mary W. Navarro	799,996

(4)	The amounts in this column are the grant date fair values of awards of stock options determined for accounting purposes in accordance with FASB ASC Topic 718. The assumptions made in the valuation are discussed in Note 16 Share-Based Compensation” of the Notes to Consolidated Financial Statements for our financial statements for the year ended December 31, 2013. Mr. Kimble’s awards terminated upon his departure from the company. The following are the weighted average assumptions for the valuation of options granted in 2013.

Risk-Free Interest Rate	0.790%
Expected Volatility	35.000%
Expected Term	5.50 years
Expected Dividend Yield	2.833%

(5)	The amounts in this column are the dollar value of annual incentive awards earned under the Management Incentive Plan for 2013. These awards were paid in cash up to the target award amount; any amount earned in excess of target was paid in RSUs which vest in 3 equal annual increments from the date of grant. The number of RSUs was determined by dividing the portion of the award in excess of target by $9.13, the closing price of a share of Huntington common stock on the grant date, February 11, 2014.

	2013 MIP Award Value	Amount Paid in Cash	Amount Paid in RSUs	Number of RSUs
Stephen D. Steinour	$1,342,000	$1,100,000	$242,000	26,506
David S. Anderson	$500,000	$304,000	$196,000	21,467
Donald R. Kimble	$0	$0	$0	0
Paul G. Heller	$463,600	$380,000	$83,600	9,156
Nicholas G. Stanutz	$453,800	$372,000	$81,800	8,959
Mary W. Navarro	$502,600	$412,000	$90,600	9,923

(6)

The amounts in this column represent the change in the actuarial present value of accumulated benefit from December 31, 2012 to December 31, 2013, under two defined benefit pension plans: the Retirement Plan and the Supplemental Retirement Income Plan, referred to as the SRIP. These plans were closed to new hires after December 31, 2009 and were frozen as of December 31, 2013. Benefits are based on levels of compensation and years of credited service. The pension present values are based on the discount rate used for accounting purposes. The discount rate is based on the yields of high-quality corporate bonds at the end of the fiscal year. The change in present value under each plan is detailed below. The present value of Mr. Kimble’s SRIP benefit decreased from the prior year as a result of his termination of employment prior to attaining retirement eligibility. Pursuant to the instructions of the SEC, because the aggregate change in actuarial present value is negative, the change in Mr. Kimble’s benefit is not reported in the table. Since

Mr. Heller was hired after participation in the Retirement Plan was closed to new hires, he is not eligible to participate in these plans. Additional detail about these plans is set forth in the discussion following the table of Pension Benefits 2013 below. There were no above-market or preferential earnings on non-qualified deferred compensation.

	Change in Present Value Retirement Plan	Change in Present Value SRIP	Total Change in Present Value
Stephen D. Steinour	$17,212	$90,315	$107,527
David S. Anderson	22,415	30,311	52,726
Donald R. Kimble	37,864	(169,820)	(131,956)
Paul G. Heller	N/A	N/A	N/A
Nicholas G. Stanutz	30,659	158,332	188,991
Mary W. Navarro	22,291	91,436	113,727

(7)	All other compensation as reported in this column includes: our contributions to the Huntington Investment and Tax Savings Plan, a defined contribution (401(k)) plan, referred to as HIP, and our Supplemental Stock Purchase and Tax Savings Plan and Trust; perquisites and personal benefits valued at incremental cost to us; premiums for group term life insurance; and dividends paid on vesting of previously awarded RSUs. These amounts are detailed below.

	Amounts Contributed to HIP	Amounts Contributed to Supplemental Plan	Perquisites	Group Term Life Insurance	Dividends Paid Upon Vesting Event	Total All Other Compensation
Steinour	10,200	27,708	146,172	594	0	184,674
Anderson	10,200	7,800	N/A	421	3,614	22,035
Kimble	10,098	0	N/A	248	0	10,346
Heller	10,200	0	N/A	513	0	10,713
Stanutz	10,200	10,850	N/A	502	0	21,552
Navarro	10,200	12,875	N/A	556	0	23,631

In the ordinary course of business, Huntington maintains two automobiles and has access to a corporate aircraft as needed to provide efficient and secure business transportation for senior management. When it is not otherwise needed for business travel, a corporate aircraft may be available to Mr. Steinour for personal usage given the constraints of commercial flight arrangements, en route work requirements, travel or work schedules or other circumstances burdensome on time and the potential security risks for the company. The incremental cost to Huntington for personal use of a plane by Mr. Steinour during 2013 was based on an hourly rate and totaled $117,582, consisting of charges for crew, landing and parking, fuel and oil, radio maintenance and repairs, supplies, and outside services. For efficiency and security Mr. Steinour is also permitted personal use of the automobiles, driven by Huntington security personnel, including for commuting, which permits him to work while traveling. The incremental cost of this usage to Huntington for 2013 was based on a rate per mile for fuel and maintenance and overtime costs for the drivers. Other perquisites and personal benefits for Mr. Steinour consisted of financial planning ($20,000) and security monitoring of his personal residence. Perquisites and personal benefits for each of the other named executive officers did not exceed $10,000 and are not included.

(8)	This column shows the total of all compensation for the fiscal year as reported in the other columns of this table.

The table below sets forth potential opportunities for annual incentive awards under the Management Incentive Plan and awards of RSUs, PSUs and stock options for 2013.

Grants of Plan-Based Awards 2013

	Grant Date	Date of Board or Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Under-Lying Options(#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards($) (6)

Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steinour			550,000	1,100,000	2,200,000
	05/01/2013	04/17/2013				141,643	283,286	566,572				1,999,999
	05/01/2013	04/17/2013								586,880	7.06	999,985
	05/01/2013	04/17/2013							141,643			1,000,000
Anderson			152,000	304,000	608,000
	05/01/2013	04/17/2013				2,479	4,957	9,914				34,996
	05/01/2013	04/17/2013								14,672	7.06	25,000
	05/01/2013	04/17/2013							5,665			39,995
	06/19/2013	06/19/2013							33,467			249,998
Kimble (7)			222,000	444,000	888,000
	05/01/2013	04/17/2013				38,952	77,903	155,806				549,995
	05/01/2013	04/17/2013								161,392	7.06	274,996
	05/01/2013	04/17/2013							38,951			274,994
Heller			190,000	380,000	760,000
	05/01/2013	04/17/2013				31,870	63,739	127,478				449,997
	05/01/2013	04/17/2013								132,048	7.06	224,997
	05/01/2013	04/17/2013							31,869			224,995
Stanutz			186,000	372,000	744,000
	05/01/2013	04/17/2013				33,640	67,280	134,560				474,997
	05/01/2013	04/17/2013								139,384	7.06	237,496
	05/01/2013	04/17/2013							33,640			237,498
Navarro			206,000	412,000	824,000
	05/01/2013	04/17/2013				28,329	56,657	113,314				399,998
	05/01/2013	04/17/2013								117,376	7.06	199,997
	05/01/2013	04/17/2013							28,328			199.996

(1)	Each of the named executive officers participated in the 2013 cycle of the Management Incentive Plan, our annual incentive plan. The award opportunities presented in the table are based on percentages of salary. Actual awards earned for 2013 are reported in the Summary Compensation Table under the column headed “Non-Equity Incentive Compensation”.

(2)	These columns reflect the potential number of PSUs to be vested upon satisfaction of the applicable performance conditions as of December 31, 2015, at threshold, target and maximum performance.

(3)	The Compensation Committee awarded RSUs to each of the named executive officers. Each RSU award vests in two equal instalments on the third and fourth anniversaries of the grant date.

(4)	The Compensation Committee awarded stock options to each of the named executive officers, which vest in four equal annual increments beginning one year from the date of grant.

(5)	Each stock option reported has a per share exercise price of $7.06, which was the closing price of a share of Huntington common stock on May 1, 2013, as reported on the Nasdaq Stock Market.

(6)	The amounts in this column are the grant date fair values, for accounting purposes, of the awards of PSUs (at target), RSUs and stock options determined in accordance with FASB ASC Topic 718.

(7)	All of the awards granted to Mr. Kimble as reported in this table were forfeited upon his termination of employment.

The following table sets forth details about the unexercised stock options and unvested awards of RSUs and PSUs held by the named executive officers as of December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End 2013

		Option Awards					Stock Awards
Name (1)	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable (2)	Number of Securities Underlying Unexercised Options(#) Unexercisable (2)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have not Yet Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have not Vested ($) (5)
Stephen D. Steinour	1/14/2009	800,000	200,000	4.9500	1/14/2016
	7/25/2011	1,413,436	706,717	6.0200	7/25/2018	211,794	2,043,812
	5/01/2012	161,276	322,550	6.7700	5/01/2019	129,246	1,247,224	258,493	2,494,457
	2/19/2013					121,400	1,171,510
	5/01/2013	0	586,880	7.0600	5/01/2020	141,643	1,366,855	283,286	2,733,710
David S. Anderson	7/26/2010	16,000	0	6.3100	7/26/2017
	2/15/2011					2,516	24,279
	7/25/2011	20,192	10,095	6.0200	7/25/2018	7,059	68,119
	5/01/2012	7,834	15,666	6.7700	5/01/2019	6,277	60,573
	2/19/2013					22,945	221,419
	5/01/2013	0	14,672	7.0600	5/01/2020	5,665	54,667	4,957	47,835
	6/19/2013					33,467	322,957
Donald R. Kimble	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Paul G. Heller	10/29/2012	81,011	162,024	6.3300	10/29/2019	94,786	914,685
	5/01/2013	0	132,048	7.0600	5/01/2020	31,869	307,536	63,739	615,081
Nicholas G. Stanutz	7/23/2007	24,000	0	20.0100	7/23/2014
	7/21/2008	36,000	0	6.9700	7/21/2015
	7/25/2011	282,687	141,343	6.0200	7/25/2018	42,358	408,755
	5/01/2012	29,951	59,902	6.7700	5/01/2019	24,002	231,619	48,005	463,248
	2/19/2013					40,602	391,809
	5/01/2013	0	139,384	7.0600	5/01/2020	33,640	324,626	67,280	649,252
Mary W. Navarro	7/23/2007	26,000	0	20.0100	7/23/2014
	7/21/2008	52,000	0	6.9700	7/21/2015
	7/25/2011	299,351	166,286	6.0200	7/25/2018	49,833	480,888
	5/01/2012	36,863	73,725	6.7700	5/01/2019	29,542	285,080	59,084	570,161
	2/19/2013					40,896	394,646
	5/01/2013	0	117,376	$7.0600	5/01/2020	28,328	273,365	56,657	546,740

(1)	All of Mr. Kimble’s equity awards expired upon his departure.

(2)	Awards of stock options granted in 2013 become exercisable in four equal annual increments from the date of grant and are fully vested on the fourth anniversary. The option granted to Mr. Steinour on January 14, 2009 for 1,000,000 shares vested in equal increments on each of the first five anniversaries of the date of grant. The other awards of stock options reported in the table become exercisable in three equal annual increments from the date of grant and are fully vested on the third anniversary of the date of grant.

(3)	The awards of restricted stock units granted in 2013 will vest in two equal installments on the third and fourth anniversaries of the date of grant. The other awards of restricted stock units reported in this column will vest on the third anniversary of the date of grant.

(4)	The market value of the awards of restricted stock units that have not yet vested was determined by multiplying the closing price of a share of Huntington common stock on December 31, 2013 ($9.65) by the number of shares.

(5)	The performance share units reported in these columns will vest subject to achievement of the applicable performance goals as of December 31, 2015, the end of the performance period. Each performance share unit is equal to one share of common stock. The number of performance share units and the market value reported were determined on the basis of achieving target performance goals. The market value of the performance share units was determined by multiplying the closing price of a share of Huntington common stock on December 31, 2013 ($9.65) by the number of units.

The table below sets forth the number of shares that were acquired upon the exercise of options and the vesting of RSUs in 2013. There were no PSU awards vesting in 2013.

Option Exercises and Stock Vested 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Stephen D. Steinour	0	0	0	0
David S. Anderson	25,000	94,555	10,517	86,671
Donald R. Kimble	314,566	419,967	0	0
Paul G. Heller	0	0	0	0
Nicholas G. Stanutz	0	0	0	0
Mary W. Navarro	33,222	57,391	0	0

(1)	The value realized upon exercise of options reflects the difference between the market value of the shares on the exercise date and the exercise price of the options. The value realized upon vesting of RSUs was determined by multiplying the number of shares by the market value on the vesting date.

We maintain two plans under which executive officers may defer compensation on a non-qualified basis: the Supplemental Stock Purchase and Tax Savings Plan and Trust, referred to as the Supplemental Plan, and the Executive Deferred Compensation Plan, referred to as the EDCP. For each named executive officer, information about participation in the Supplemental Plan and the EDCP is contained in the table below.

Nonqualified Deferred Compensation 2013

Name	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings (Loss) in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($) (2)
Stephen D. Steinour
Supplemental Plan	31,667	27,708	93,620	0	305,885
EDCP	0	0	0	0	0
David S. Anderson
Supplemental Plan	19,500	7,800	33,468	0	116,966
EDCP	59,042	0	30,913	0	278,370
Donald R. Kimble
Supplemental Plan	0	0	62,660	(177,790)	0
EDCP	0	0	85,704	(268,220)	0
Paul G. Heller
Supplemental Plan	N/A	N/A	N/A	N/A	N/A
EDCP	0	0	0	0	0
Nicholas G. Stanutz
Supplemental Plan	27,125	10,850	124,956	0	383,967
EDCP	0	0	188,132	0	541,494
Mary W. Navarro
Supplemental Plan	32,187	12,875	106,522	0	337,169
EDCP	0	0	0	0	0

(1)	The employer contributions to the Supplemental Plan are also reported in the Summary Compensation Table under “All Other Compensation”. We did not make contributions to the EDCP in 2013.

(2)	The year-end balances in this column reflect our employer matching contributions under the Supplemental Plan made and reported as compensation for the named executive officers for 2011 and 2012 in the Summary Compensation Table under “All Other Compensation” as follows: $63,333 for Mr. Steinour, $22,800 for Mr. Kimble, $22,100 for Mr. Stanutz and and $22,017 Ms. Navarro.

The Supplemental Plan

The purpose of the Supplemental Plan is to provide a supplemental savings program for eligible employees (as determined by the Compensation Committee) who are unable to continue to make contributions to the Huntington Investment and Tax Savings Plan, a tax qualified 401(k) plan referred to as HIP, for part of the year because the individual has: (I) contributed the maximum amount permitted by the Internal Revenue Service for the calendar year ($17,500 in 2013); or (II) received the maximum amount of compensation permitted to be taken into account by the Internal Revenue Service for the calendar year ($255,000 in 2013). HIP and the Supplemental Plan work together. When an employee elects to participate in HIP, he or she designates the percentage between 1% and 75% of base pay on a pre-tax, Roth after tax, or a combination of pre-tax and Roth after-tax basis that is to be contributed to HIP. Contributions to HIP are automatically deducted from the employee’s pay and then allocated to the employee’s HIP account. For 2013, we matched 100% on the first 4% of base compensation deferred. The Supplemental Plan generally works the same way. When a participant elects to participate in the Supplemental Plan, he or she designates the percentage of base pay that is to be contributed to the Supplemental Plan — between 1% and 75% of base pay. All contributions to the Supplemental Plan must be on a pre-tax basis. We then match contributions according to the same formula used by HIP. Under HIP, employees can invest their contributions and our matching contributions in any of 33 investment alternatives. Under the Supplemental Plan, employee pre-tax contributions and our matching contributions are generally invested in Huntington common stock.

A participant cannot receive a distribution of any part of his account in the Supplemental Plan until his or her employment terminates. Once employment terminates, the account in the Supplemental Plan is required to be distributed to the participant. Portions of accounts invested in our common stock are distributed in shares of common stock and the remaining portions are distributed in cash. Distributions from the plan are subject to federal and state income tax withholding.

The Executive Deferred Compensation Plan

The EDCP provides senior officers designated by the Compensation Committee the opportunity to defer up to 90% of base salary, annual bonus compensation and certain equity awards, and up to 90% of long-term incentive awards. An election to defer can only be made on an annual basis and is generally irrevocable. To date we have made no contributions to the EDCP; all contributions to this plan consist of compensation voluntarily deferred by the participants. Deferrals of common stock are held as common stock until distribution. Cash amounts deferred will accrue interest, earnings and losses based on the performance of the investment option selected by the participant and tracked by a book-keeping account. The investment options consist of common stock and a variety of mutual funds that are generally available and/or consistent with the types of investment options under HIP.

At the time of the initial deferral election, a participant elects the method and timing of account distribution in the event of termination or retirement. In addition, a participant may elect an in-service distribution. Accounts distributed upon termination, retirement or in-service event may be distributed in a single lump sum payment or in substantially equal installments. A participant may request a hardship withdrawal prior to termination or retirement. In addition, for amounts earned and vested on or before December 31, 2004, a participant may obtain an in-service withdrawal subject to a 10% penalty and suspension of future contributions for at least 12 months. Cash that is deferred is paid out in cash, except that any cash that is invested in our common stock at the time of distribution is distributed in shares. Common stock that is deferred is distributed in kind.

The table below sets forth the rate of return for the one-year period ending December 31, 2013 for each of the investment options under the EDCP.

American Funds EuroPacific Growth Fd CI R-4	20.17%	Huntington Intl Equity Fd IV	20.32%
Fidelity Asset Manager 20%	5.16%	Huntington Real Strategies Fd IV	9.49%
Fidelity Asset Manager 60%	16.89%	Huntington Rotating Mkts Fd IV	24.98%
Fidelity Asset Manager 85%	25.16%	Huntington Situs Fd IV	28.38%
Fidelity Retirement Money Market Portfolio	0.001%	T Rowe Price Mid-Cap Growth	36.89%
Huntington Bancshares Incorporated Common Stock	54.52%	T Rowe Price Small Cap Stock Fd Adv	36.96%
Huntington Dividend Capture Fd	21.14%	Vanguard Institutional Index Fd	32.35%
Huntington Fixed Inc Sec Fd IV	(2.41)%	Vanguard Wellington Fd Adm	19.76%
Huntington Inter Gov Inc Fd IV	(2.87)%

Huntington’s Retirement Plan and Supplemental Retirement Income Plan, known as the SRIP, were frozen as of December 31, 2013. Each of the named executive officers with the exception of Mr. Heller is a participant in both of these plans. The table below presents information for the named executive officers under Retirement Plan and the SRIP.

Pension Benefits 2013

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Stephen D. Steinour	Retirement Plan	5.0000	91,487	0
	SRIP	5.0000	656,341	0
David S. Anderson	Retirement Plan	4.1667	89,858	0
	SRIP	4.1667	187,271	0
Donald R. Kimble (3)	Retirement Plan	9.0000	198,735	0
	SRIP	9.0000	265,255	0
Paul G. Heller	Retirement Plan	N/A	N/A	N/A
	SRIP	N/A	N/A	N/A
Nicholas G. Stanutz	Retirement Plan	27.6667	814,300	0
	SRIP	27.6667	1,338,433	0
Mary W. Navarro	Retirement Plan	11.5833	276,394	0
	SRIP	11.5833	653,028	0

(1)	Years of credited service reported in the table are equal to actual years of service with Huntington as of December 31, 2013. These are the final years of credited service as credited service was frozen as of December 31, 2013.

(2)	This column reflects the actuarial present value of the executive officer’s accumulated benefit under the Retirement Plan and the SRIP as of December 31, 2013. The valuation method used to determine the benefit figures shown, and all material assumptions applied, are discussed in Footnote 18 of the Notes to Consolidated Financial Statements contained in our Annual Report for the fiscal year ended December 31, 2013.

(3)	The present value for Mr. Kimble is based on benefits earned through his termination date of May 23, 2013.

Employees hired before January 1, 2010, are eligible to participate in the Retirement Plan. Mr. Heller was hired in October 2012 and is not eligible to participate in the Retirement Plan. Eligibility for participation in the SRIP is limited to employees eligible to participate in the Retirement Plan who (a) have been nominated by the Compensation Committee; and (b) earn compensation in excess of the limitation imposed by Internal Revenue Code Section 401(a)(17) or whose benefit exceeds the limitation of Code Section 415(b).

Benefits under both the Retirement Plan and the SRIP are based on levels of compensation and years of credited service. Benefits under the SRIP, however, are not limited by Code Sections 401(a)(17) and 415(b). Code Section 401(a)(17) limits the annual amount of compensation that may be taken into account when calculating benefits under the Retirement Plan. For 2013, this limit was $255,000. Code Section 415 limits the annual benefit amount that a participant may receive under the Retirement Plan. For 2013, this amount was $205,000.

The benefit formula under the Retirement Plan was previously revised for benefits earned beginning on January 1, 2010. While the change did not affect the benefit earned under the Retirement Plan through December 31, 2009, there was a reduction in future benefits. The benefit earned in the Retirement Plan prior to January 1, 2010 is based on compensation earned in the five consecutive highest years of service. For service on and after January 1, 2010 and through December 31, 2013, the benefit earned in the Retirement Plan is based on compensation earned each year. For executives who are eligible for retirement or early retirement, the benefit earned in the SRIP is based on compensation earned in the five consecutive highest years of service and the Retirement Plan formula in effect on December 31, 2009. For executives who are not eligible for retirement or early retirement, the accrued benefit under the SRIP is based on the Retirement Plan formula in effect on and after January 1, 2010. Compensation consists of base salary and 50% of overtime, bonuses, incentives and commissions paid pursuant to plans with a measurement period of one year or less. Bonuses are taken into account in the year paid rather than earned. Mr. Stanutz and Ms. Navarro were eligible for early retirement in 2013 under the Retirement Plan and the SRIP. A participant who is at least 55 years of age with at least 10 years of service may retire and receive an early retirement benefit, reduced to reflect the fact that he or she will be receiving payments over a longer period of time.

The maximum years of credited service recognized by the Retirement Plan and the SRIP is forty, and has been capped for participants to the actual years of service with us through December 31, 2013.

Benefit figures shown are computed on the assumption that participants retire at age 65, the normal retirement age specified in the plans. The normal form of benefit under the Retirement Plan is a life annuity. The Retirement Plan offers additional forms of distribution that are actuarially equivalent to the life annuity. Benefits with a present value greater than the applicable dollar limit under Code Section 402(g) ($17,500 for 2013) are paid from the SRIP in the form of a life annuity. The SRIP also offers additional forms of distribution that are actuarially equivalent to the life annuity. Benefits with a present value equal to or less than the applicable dollar limit under Code Section 402(g) are paid in the form of a lump sum distribution.

Payments upon Termination of Employment or Change in Control

Each of our named executive officers continuing in office has a change in control agreement with us referred to as an Executive Agreement. The purposes of these agreements are to encourage retention of our key executives and to provide protection from termination related to a change in control of our company. Huntington’s Board of Directors adopted the current forms of agreement in November 2012 when they were updated to more closely align with current best practices. The primary changes from the prior agreements were the elimination of the “golden parachute” excise tax gross-up provision and the elimination of a provision that provided the executive serving as chief executive officer with the right to terminate employment solely as a result of a change-in-control. In addition, the updated agreements contain restrictions relating to the disclosure of confidential information and competing with Huntington (three year non-competition for the chief executive officer, and one year non-competition for the other named executive officers, post termination).

Huntington has an employment agreement with Mr. Steinour effective December 1, 2012, pursuant to which Mr. Steinour will continue to serve as Huntington’s president and chief executive officer through December 31, 2016. The agreement is subject to three-year renewal periods upon expiration of the current term and each renewal term, unless either party gives timely notice of nonrenewal. Mr. Steinour’s employment agreement provides for certain payments to him upon termination in certain situations other than a change in control.

In addition, each of the named executive officers continuing in office has outstanding RSU awards and PSU awards which may vest upon involuntary termination (not for cause), retirement or death. RSUs and PSUs that were granted at least six months prior to involuntary termination, retirement or death may be paid in shares on a prorated basis with accumulated dividends paid on the prorated shares.

Executive Agreements

Under the Executive Agreements, a change in control generally includes:

•	the acquisition by any person of beneficial ownership of 25% or more of our outstanding voting securities;

•	a change in the composition of the board of directors if a majority of the new directors were not appointed or nominated by the directors currently sitting on the board of directors or their subsequent nominees;

•	a merger involving our company where our shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;

•	the dissolution of our company; and

•	a disposition of assets, reorganization, or other corporate event involving our company which would have the same effect as any of the above-described events.

Under each Executive Agreement, we, or our successor, will provide severance benefits to the executive officer if his employment is terminated (other than on account of the officer’s death or disability or for cause):

•	by us, at any time within 24 months after a change in control;

•	by us, at any time prior to a change in control but after commencement of any discussions with a third party relating to a possible change in control involving such third party if the executive officer’s termination is in contemplation of such possible change in control and such change in control is actually consummated within 12 months after the date of such executive officer’s termination;

•	by the executive officer voluntarily with good reason at any time within 24 months after a change in control of our company; and

•	by the executive officer voluntarily with good reason at any time after commencement of change in control discussions if such change in control is actually consummated within 12 months after the date of such officer’s termination.

Good reason generally means the assignment to the executive officer of duties which are materially different from such duties prior to the change in control, a reduction in such officer’s salary or benefits, or a demand to relocate to an unacceptable location, made by us or our successor either after a change in control or after the commencement of change in control discussions if such change or reduction is made in contemplation of a change in control and such change in control is actually consummated within 12 months after such change or reduction. An executive officer’s determination of good reason will be conclusive and binding upon the parties if made in good faith.

In addition to any accrued salary and annual cash incentive payable as of termination, severance payments and benefits under the Executive Agreements consist of:

•	a lump-sum cash payment equal to three times annual base salary for the chief executive officer and two and one-half times annual base salary for each of the other named executive officers;

•	a lump-sum cash payment equal to three times for the chief executive officer, and two and one-half times for the other named executive officers, of the greater of the executive’s target annual incentive award for the calendar year during which the change in control occurs or the immediately preceding calendar year;

•	thirty-six months of continued insurance benefits for the chief executive officer, and thirty months for the other named executive officers;

•	thirty-six months of additional service credited for purposes of retirement benefits for the chief executive officer, and thirty months for the other named executive officers;

•	fees for outplacement services for the executive up to a maximum amount equal to 15% of the executive’s annual base salary plus reimbursement for job search travel expenses up to $5,000;

•	stock options, restricted stock, RSU, and PSU awards under our stock and incentive plans become vested according to the terms of the plans; and

•	other benefits to which the executive was otherwise entitled including perquisites, benefits, and service credit for benefits.

The Executive Agreements have a best-net-benefit clause, which replaced the excise tax gross-ups. If an executive triggers the excise tax, the individual will either be “cut-back” to an amount that is $1 less than such amount that would cause the excise tax, or the executive will have the opportunity to pay the excise tax themselves.

For a period of five years after any termination of the executive officer’s employment, we will provide the executive officer with coverage under a standard directors’ and officers’ liability insurance policy at our expense, and will indemnify, hold harmless, and defend the officer to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by the officer in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of our company or any subsidiary.

In the event an executive officer is required to enforce any of the rights granted under his Executive Agreement, we, or our successor, will pay the cost of counsel (legal and accounting). In addition, the executive officer is entitled to prejudgment interest on any amounts found to be due in connection with any action taken to enforce such officer’s rights under the Executive Agreement.

As a condition to receiving the payments and benefits under the Executive Agreements, the executive officer will be required to execute a release. Severance benefits payable in a lump sum will be paid not later than 45 business days following the date the executive’s employment terminates, subject to applicable laws and regulations.

The Executive Agreements are extended annually and are subject to an extension for 24 months upon a change in control. An Executive Agreement will terminate if the executive officer’s employment terminates under circumstances that do not trigger benefits under the agreement. We may elect not to renew an agreement upon 30 days prior written notice.

The estimated payments and benefits that would be paid in the event each named executive officer terminated employment on December 31, 2013 and became entitled to benefits under his or her Executive Agreement are set forth below. For purposes of quantifying these benefits, we assumed that a change in control occurred on December 31, 2013 and that the executive officer’s employment was terminated on that date without cause. The closing price of a share of our common stock on that date was $9.65. Mr. Kimble’s Executive Agreement expired upon his departure from the company in May 2013, and therefore, he is not included in the table below.

Name	Cash Severance (1)	Pro-Rata Bonus Value (2)	Total Outplacement Value (3)	Total Welfare Value (4)	Additional Retirement Value (5)	Performance Contingent Equity Value (6)	Time- Based Equity Accel. Value (7)	Scale Back Amount, if applicable (8)	Final Benefit (9)
Steinour	$6,300,000	$1,342,000	$155,000	$49,737	$1,093,626	$2,438,446	$11,783,749	$0	$23,162,558
Anderson	$1,755,000	$380,640	$63,500	$26,266	$289,686	$17,061	$871,778	$0	$3,403,931
Heller	$2,137,500	$463,600	$76,250	$41,311	$0	$219,379	$2,102,145	$0	$5,040,185
Stanutz	$2,092,500	$453,840	$74,750	$40,893	$833,382	$503,340	$1,861,961	$0	$5,860,666
Navarro	$2,317,500	$502,640	$82,250	$38,218	$565,136	$529,500	$1,934,067	$0	$5,969,311

(1)	Multiple of base salary and target bonus, payable in a lump sum.

(2)	Reflects full year and assumes 122% of target funding.

(3)	Reflects 15% of base salary plus $5,000 for job search travel.

(4)	Reflects 36 and 30-months of benefits for the CEO and other named executive officers, respectively.

(5)	Value of additional 36 and 30 months of credited service under SRIP for the CEO and other named executive officers, respectively.

(6)	For performance share units (PSUs), a prorated value based on the estimated performance as of December 31, 2013. PSU awards are assumed a 100% parachute payment as calculated under Section 280G of the Internal Revenue Code.

(7)	In-the-money value of time-based unvested stock options and RSUs; does not include dividend equivalents.

(8)	In each case, the executive is in a better after-tax, position when paying the excise tax liability themselves.

(9)	The total benefit to the executive under a change-in-control of the company and termination of employment.

Mr. Steinour’s Employment Agreement

Mr. Steinour’s employment agreement provides for certain payments upon a termination of his employment without “cause” or for “good reason” (each as defined in the agreement). The potential payments under these agreements are described and quantified below.

Upon termination without “cause” or for “good reason”, Mr. Steinour is entitled to payment of the following amounts:

•	accrued amounts consisting of unpaid base salary through termination, earned but unpaid annual incentive payments for the prior period, accrued and unused paid time off and incurred but unreimbursed business expenses;

•	a pro-rata incentive payment in respect of the fiscal year of the company in which the date of termination occurs, with such amount to equal the amount determined by the Compensation Committee based on the company’s actual performance for the fiscal year in which the date of termination occurs and otherwise on a basis no less favorable than annual incentive award determinations are made by the Compensation Committee for the company’s executive officers;

•	a severance payment equal to two times his annual base salary and the higher of the target incentive payment for the year of termination or the incentive payment paid or payable with respect to the prior fiscal year; and

Mr. Steinour would also be entitled to payment and provision of any other amounts or benefits to which he was otherwise entitled.

If Mr. Steinour had terminated employment with us without “cause” or for “good reason” as of December 31, 2013, he would have been entitled to, in addition to accrued amounts and benefits, a pro rata annual incentive payment equal to $1,342,000 and a severance payment equal to $5,933,600.

If Mr. Steinour had terminated employment as of December 31, 2013 due to death or disability, he or his estate would have been entitled to a pro rata annual incentive payment for the year of termination (based on the company’s actual performance for the fiscal year in which the Date of Termination occurs and otherwise on a basis no less favorable than annual incentive award determinations are made by the Compensation Committee for the company’s executive officers) equal to $1,342,000 and accrued obligations and benefits.

If Mr. Steinour had terminated employment as of December 31, 2013 without “good reason” and due to his retirement, he would have been entitled to a pro rata annual incentive payment for the year of termination equal to $1,342,000. Mr. Steinour was not eligible for normal retirement benefits as of December 31, 2013.

Severance benefits and payments are subject to execution and nonrevocation of a release of claims.

RSUs and PSUs — Potential Payment upon Involuntary Termination (Not for Cause), Retirement, Death or Disability

Each of the named executive officers continuing in office has outstanding RSU awards and PSU awards which may vest upon involuntary termination (not for cause), retirement, death or disability. RSUs and PSUs that were granted at least six months prior to involuntary termination, retirement, death or disability may be paid in shares on a prorated basis with accumulated dividends paid on the prorated shares. For RSUs the release of prorated shares and accumulated dividends would be completed as soon as administratively possible following the termination date. For PSUs, the proration is calculated on the target number of shares, subject to adjustment at the end of the performance cycle when the shares would be released along with all other PSU awards for the cycle. The table below shows the prorated shares and accumulated dividends that would have been payable under outstanding grants of RSUs and the prorated shares and accumulated dividends that would have been payable under outstanding PSUs, based upon target and subject to adjustment, to the respective officers upon involuntary termination (not for cause), retirement, death or disability as of December 31, 2013.

Name	Prorated Shares	Accumulated Dividends
Stephen D. Steinour
RSUs	301,133	$145,246
PSUs	206,561	95,537
David S. Anderson
RSUs	22,573	12,446
PSUs	1,102	496
Donald R. Kimble
RSUs	0	0
PSUs	0	0
Paul G. Heller
RSUs	43,036	20,248
PSUs	14,165	6,374
Nicholas G. Stanutz
RSUs	64,779	31,385
PSUs	41,622	19,209
Mary W. Navarro
RSUs	73,585	35,176
PSUs	45,416	21,028

Proposal 1 — Election of Directors

The board of directors proposes the election of eleven directors at this annual meeting. Directors elected at the meeting will each serve a one-year term expiring at our 2015 annual meeting when their successors are duly elected and qualify.

Upon consultation with the Nominating and Corporate Governance Committee, the board of directors has nominated the eleven directors currently serving for reelection. The nominees for reelection at the meeting are: Don M. Casto III, Ann B. Crane, Steven G. Elliott, Michael J. Endres, John B. Gerlach, Jr., Peter J. Kight, Jonathan A. Levy, Richard W. Neu, David L. Porteous, Kathleen H. Ransier, and Stephen D. Steinour.

Unless otherwise directed, the shares represented by a properly submitted proxy will be voted FOR the election of each nominee. We have no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. However, in the event that any of these nominees should become unavailable, the board of directors may decrease the number of directors pursuant to the bylaws, or the board of directors may designate a substitute nominee, for whom shares represented by a properly submitted proxy would be voted.

The board of directors recommends a vote FOR the election of each of the nominees for director.

Nominee Information

All of our nominees are seasoned leaders. Collectively they bring to our board a wide variety of skills, knowledge, experience and perspectives. The following provides biographical information regarding each of the nominees, including their specific business experience, qualifications, attributes and skills that the directors considered, in addition to their prior service on the board, when the board determined to nominate them.

Don M. Casto III

Principal/Chief Executive Officer,

CASTO

Age: 69

Director since: 1985

Committee Memberships: Audit Committee, Executive Committee (Chair), Nominating and Corporate Governance Committee, and Technology Committee

Principal Occupation: Mr. Casto, principal and chief executive officer, is responsible for the leasing and development activities of CASTO, a regional real estate development and services firm based in Columbus, Ohio. CASTO’s portfolio includes retail, residential, office, industrial, restaurant, hotel, and mixed-used properties throughout the eastern United States. Mr. Casto joined the firm in 1971.

Additional Business Experience and Information: An attorney, Mr. Casto practiced law in California prior to joining CASTO. He is active in the community and has served on the boards of numerous non-profit organizations, including the Greater Columbus Chamber of Commerce. Mr. Casto has also served as a director of The Huntington National Bank since 1985. Mr. Casto’s experience as a business and community leader, along with his history as a director with our company, makes him an effective director and chairman of the board’s Executive Committee.

Ann (“Tanny”) B. Crane

President and Chief Executive Officer,

Crane Group Company

Age: 57

Director since: 2010

Committee Memberships: Audit Committee and Community Development Committee

Principal Occupation: Since 2003, Ms. Crane has led Crane Group Company, a privately-held, diversified portfolio company comprised of businesses primarily serving the home building and commercial markets, as well as managing investments in private equity firms and real estate and bond portfolios. Ms. Crane joined the manufacturer, Crane Plastics Company, in 1987 as director of human resources, and became vice president of sales and marketing in 1993. She was named president in 1996.

Additional Business Experience and Information: Ms. Crane was appointed as a director for the Federal Reserve Bank of Cleveland in 2003. After serving as a director for five years, she was named chair of the board and served in that capacity for two years. Ms. Crane and her company are widely recognized for their philanthropy throughout Central Ohio. Ms. Crane is an accomplished executive who is knowledgeable of the financial services industry and is deeply involved in community support and investment. Because of her knowledge and experience, Ms. Crane was appointed to serve on the Audit Committee and the Community Development Committee.

Public Company Directorships: Wendy’s International (NASDAQ: WEN) from 2003 to 2007.

Steven G. Elliott

Retired Senior Vice Chairman,

BNY Mellon

Age: 67

Director since: 2011

Committee Memberships: Executive Committee, Risk Oversight Committee (Chair), and Technology Committee

Principal Occupation: Mr. Elliott began a 23-year career with BNY Mellon in 1987 as head of finance for Mellon Financial Corporation. He was named chief financial officer in 1990, vice chairman in 1992, and senior vice chairman in 1998. Mr. Elliott also served as a director of Mellon Financial Corporation from 2001 until the merger with The Bank of New York in July 2007. He was then a director of BNY Mellon through July 2008. Prior to joining Mellon, Mr. Elliott served as chief financial officer of First Commerce Corporation, corporate controller of Crocker National Bank, senior vice president of Continental Illinois National Bank, and corporate controller of United California Bank. Mr. Elliott also has experience as a certified public accountant.

Additional Business Experience and Information: While at Mellon, Mr. Elliott led a number of the company’s servicing businesses and was co-leader of the integration of The Bank of New York and Mellon Financial Corporation when they merged in 2007. Mr. Elliott led strategic acquisitions, divestitures and restructurings, and he also held various business leadership roles in asset servicing, securities lending, foreign exchange, capital markets, global cash management and institutional banking. Mr. Elliott also has substantial public company director experience, serving on the board of PPL Corporation where he chairs the audit committee and serves on the finance committee, and on the board of Alliance Bernstein where he serves as lead director and chair of the audit committee and serves on its executive and compensation committees. As one of the most broadly experienced financial services executives in the United States, Mr. Elliott brings valuable insight and advice to our board and to his role as chairman of the board’s Risk Oversight Committee, where his experience contributes to building strong and effective risk management.

Public Company Directorships: PPL Corporation (NYSE: PPL) and Alliance Bernstein (NYSE: AB)

Michael J. Endres

Partner,

Stonehenge Partners

Age: 66

Director since: 2003

Committee Memberships: Executive Committee and Technology Committee

Principal Occupation: Mr. Endres is a partner of Stonehenge Partners, a private equity firm that he co-founded in 1999. Stonehenge Partners is the manager of the Stonehenge Opportunity Funds, which invests in middle market companies throughout the Midwest. Prior to joining Stonehenge, Mr. Endres was vice chairman of Banc One Capital Holdings Corporation and chairman of Bank One Capital Partners, where he directed the merchant banking activities of the firm and originated direct investments for the corporate-related private equity and mezzanine investments.

Additional Business Experience and Information: Mr. Endres has more than forty years of experience as an investment professional. Prior to his tenure at Bank One, he was a principal engaged in investment and merchant banking with Meuse, Rinker, Chapman, Endres & Brooks and a senior vice president and director of Rotan Mosle, Inc. He began his investment-banking career in 1971 at The Ohio Company. Mr. Endres is a former member of the board of trustees of OhioHealth Corporation, a nationally recognized, non-profit corporation based in Columbus, Ohio. Mr. Endres has a depth of experience in equity investing, business development, strategic initiatives, acquisitions, financial analysis, leadership, and management.

Public Company Directorships: Tim Hortons Inc. (NYSE: THI) and Worthington Industries Inc. (NYSE: WOR)

John B. Gerlach, Jr.

Chairman, President and Chief Executive Officer,

Lancaster Colony Corporation

Age: 59

Director since: 1999

Committee Memberships: Compensation Committee (Chair) and Nominating and Corporate Governance Committee

Principal Occupation: Mr. Gerlach has led Lancaster Colony Corporation, a publicly held diversified marketer of specialty foods, glassware, and candles for 17 years. He was elected chairman of the board of directors and chief executive officer of Lancaster Colony Corporation in February 1997. He had been president and chief operating officer since May 1994. He joined the Lancaster Colony companies in April 1976, and has served in various capacities, including as executive vice president for nine years.

Additional Business Experience and Information: Mr. Gerlach has served on the boards of numerous non-profit organizations, including the Columbus Foundation, Nationwide Children’s Hospital, The Ohio State University Foundation, and the Richard M. Ross Heart Hospital board. Mr. Gerlach brings significant leadership and executive and operational management experience to the board. This experience also provides insight for his role as chair of the Compensation Committee.

Public Company Directorships: Lancaster Colony Corporation (NASDAQ: LANC)

Peter J. Kight

Senior Advisor,

Comvest Partners

Age: 57

Director since: 2012

Committee Memberships: Compensation Committee and Technology Committee (Chair)

Principal Occupation: Mr. Kight is currently a senior advisor at Comvest Partners, a private investment firm providing equity and debt capital to middle market companies across the United States, including financial services and technology companies, with over $1.2 billion in capital under management. He served as co-chairman and managing partner of Comvest Advisors, LLC, from January 2010 to April 2013. Previously, Mr. Kight served as director and vice chairman of Fiserv following Fiserv’s acquisition of CheckFree, a leading provider of electronic commerce services and products in December 2007. Mr. Kight founded CheckFree in 1981.

Additional Business Experience and Information: As founder, chairman and chief executive officer of CheckFree, Mr. Kight was an innovator in providing electronic funds transfer services to businesses and consumers, and in developing infrastructures to support new services that enable and simplify the electronic movement and management of personal and business finances. Under Mr. Kight’s leadership, CheckFree expanded its scope to multiple types of payments and processing infrastructures, leveraging business intelligence to detect and prevent fraud, electronic billing, reconciliation and operational risk management capabilities — through internal development and nearly 30 acquisitions. Mr. Kight brings to the board substantial leadership abilities and significant expertise in financial services technology and payment systems.

Public Company Directorships: Fiserv (NASDAQ: FISV) from 2007 to 2012; Akamai Technologies, Inc. (NASDAQ: AKAM) from 2004 to 2012; and Manhattan Associates, Inc. (NASDAQ: MANH) from 2007 to 2011.

Jonathan A. Levy

Managing Partner,

Redstone Investments

Age: 53

Director since: 2007

Committee Memberships: Executive Committee and Risk Oversight Committee

Principal Occupation: Mr. Levy is co-founder and managing partner of Redstone Investments, a full service commercial real estate firm. The company was formed in 1991 and is headquartered in Youngstown, Ohio, with an additional office located in Tampa, Florida. Redstone is involved in property management, construction, development and commercial real estate brokerage. The firm’s portfolio includes properties located throughout 14 states.

Additional Business Experience and Information: Mr. Levy has more than 30 years of experience in the commercial real estate business. He served on the board of Sky Financial Group, Inc. from 1999 until Huntington’s acquisition of Sky in 2007, and served as lead director of the Sky board from 2003 to 2007. Before serving on the Sky board, Mr. Levy served on the boards of Western Reserve Bank and Citizens Bankshares, Inc. Mr. Levy also has hands on banking experience with his service at Marine Midland Banks, NA, as a construction and commercial real estate lender, from 1983 to 1988. Mr. Levy has served on the boards of numerous community non-profit organizations. He has also been a member of the board of The Huntington National Bank since 2007. Mr. Levy brings many years of business, banking, real estate and director experience to our board and the committees on which he serves.

Richard W. Neu

Chairman,

MCG Capital Corporation

Age: 58

Director since: 2010

Committee Memberships: Audit Committee (Chair) and Community Development Committee

Principal Occupation: Mr. Neu has been chairman of the board of the Washington, D.C.-based MCG Capital Corp. since 2009, and served as chief executive officer from October 2011 to November 2012. MCG is a publicly traded business development corporation providing financing to middle market companies throughout the United States. He first joined the MCG board in 2007, and has served as a member of the audit, nominating and corporate governance, and the valuation and investment committees. From 1995 to 2004, Mr. Neu served as executive vice president, chief financial officer, treasurer, and director for both Charter One Financial, Inc. and Charter One Bank. He assumed this role following the merger of First Federal of Michigan and Charter One Financial, Inc. Mr. Neu joined First Federal of Michigan in 1985 as chief financial officer, and was elected to the board of directors in 1992.

Additional Business Experience and Information: Mr. Neu served on the board of the Dollar Thrifty Automotive Group from 2006 to 2012 until its sale to Hertz Corporation. He served as the lead director from December 2011 to November 2012, and served as chairman of the board from November 2010 to December 2011. He previously served as chairman of the audit committee and as a member of the corporate governance committee. Mr. Neu possesses a comprehensive knowledge of our bank markets, as well as extensive knowledge of the banking industry. He has led numerous bank acquisitions and integrations. Mr. Neu’s knowledge and experience, as well as financial acumen, make him a valued member of the board and chair of the board’s Audit Committee.

Public Company Directorships: MCG Capital Corp. (NASDAQ: MCGC) and Dollar Thrifty Automotive Group (NYSE: DTG) from 2006 to 2012.

David L. Porteous

Attorney, McCurdy, Wotila & Porteous, P.C.

Lead Director, Huntington Bancshares Incorporated

Age: 61

Director since: 2003

Committee Memberships: Compensation Committee, Executive Committee, Nominating and Corporate Governance Committee (Chair), and Risk Oversight Committee

Principal Occupation: Mr. Porteous has practiced law for more than 35 years with a focus on corporate and municipal law and government relations. He has been a partner with McCurdy, Wotila & Porteous, P.C. since 2008, and prior to joining that firm he managed his own law practice for more than 20 years. He is a consultant with the international law firm of Akin Gump Strauss Hauer & Feld LLP in its Washington, D.C. office.

Additional Business Experience and Information: Mr. Porteous is a recognized authority on economic development and has served on the board of directors of the Michigan Economic Development Corporation (MEDC), the Michigan Economic Growth Authority (MEGA), where he was chairman of the executive committee, the Michigan Strategic Fund, where he was chairman, the Michigan Chamber of Commerce and the Alliance for Health in Grand Rapids, Michigan. Mr. Porteous is a former director of the Federal Home Loan Bank of Indianapolis where he also chaired the audit committee. He also was on the board of trustees of Michigan State University for more than eight years and was chairman of the board from 2003 to 2006 and was a member of its finance and audit committees. Mr. Porteous has been a director of Jackson National Life Insurance of New York since 2002, and currently serves as a member of the audit committee. Mr. Porteous has an extensive legal background and possesses valuable experience in corporate and finance related matters, as well as an extensive knowledge of Huntington’s markets. These attributes make him an effective lead director and chairman of the Nominating and Corporate Governance Committee.

Kathleen H. Ransier

Retired Partner,

Vorys, Sater, Seymour and Pease LLP

Age: 66

Director since: 2003

Committee Memberships: Community Development Committee (Chair) and Compensation Committee

Principal Occupation: Ms. Ransier is a former partner in the Columbus office of Vorys, Sater, Seymour and Pease LLP where she practiced with the corporate group through December 2012. An attorney for almost 40 years, Ms. Ransier’s practice has included transactional, commercial real estate, business organization, non-profit, and business development. From 1974 to 1976, Ms. Ransier was a securities attorney at the Ohio Department of Commerce Division of Securities. Ms. Ransier served as special counsel for the Ohio Attorney General from 1976 to 1994. She has served as special counsel to the Franklin County Probate Court from 1985 to 1990, and has been appointed to boards and commissions by The Supreme Court of Ohio.

Additional Business Experience and Information: Ms. Ransier is very active in numerous professional, academic, cultural, social, community, economic development, and civic organizations. Ms. Ransier served as a member of the board of directors of The Ohio State University Alumni Association, the Greater Columbus Arts Council, and as a member of the Supreme Court of Ohio Commission on Professionalism. Ms. Ransier has served on the board of the Columbus Regional Airport Authority since 1997, and served as chair from 2003 to 2009. Ms. Ransier brings analytical skills and a broad range of expertise in law and regulation to the board, and her substantial community involvement serves her well as chair of the board’s Community Development Committee.

Stephen D. Steinour

Chairman, President and Chief Executive Officer,

Huntington Bancshares Incorporated and The Huntington National Bank

Age: 55

Director since: 2009

Committee Memberships: Executive Committee

Principal Occupation: Mr. Steinour has served as our chairman, president and chief executive officer, and has also served in these roles for The Huntington National Bank since January 2009. Before joining Huntington, Mr. Steinour was with Citizens Financial Group in Providence, Rhode Island, from 1992 to 2008, where he served in various executive roles, with responsibilities for credit, risk management, wholesale and regional banking, consumer lending, technology and operations among others. He was named president in 2005 and chief executive officer in 2007. Mr. Steinour joined CrossHarbor Capital partners in Boston in 2008, where he served as a managing partner and a member of the investment committee until joining Huntington in 2009.

Additional Business Experience and Information: Mr. Steinour is a member of the board of directors of Exelon Corporation and he was appointed to the board of directors of L. Brands, Inc. on January 30, 2014. Mr. Steinour is currently a trustee of Liberty Property Trust, however, he has informed that company that he will not seek re-election at the end of his term expiring at the company’s 2014 annual meeting of shareholders. Mr. Steinour is a member of the board of directors of the Financial Services Roundtable. He is also a director for the OSU Wexner

Medical Center, a member of The Columbus Partnership, a trustee of the Columbus Downtown Development Corporation and a trustee of the Eisenhower Fellowships. With more than 30 years of experience in all aspects of banking, Mr. Steinour brings extensive leadership experience, as well as broad knowledge of the banking industry to the board and his role a chief executive officer.

Public Company Directorships: Exelon Corporation (NYSE: EXC); L. Brands, Inc. (NYSE:LB); and Liberty Property Trust Corporation (NYSE: LRY) from 2010 to 2014.

Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Audit Committee regularly evaluates the qualifications, performance, and independence of the independent registered public accounting firm, and whether the independent registered public accounting firm should be rotated.

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2014. Deloitte & Touche LLP has served as our independent accountant since 2004. The Audit Committee and the board of directors believes that continued retention of Delotitte & Touche LLP to serve as our independent accountant is in the best interest of the company and its investors. Although not required, we are asking shareholders to ratify the appointment of Deloitte & Touche LLP as the independent accountant for 2014. The Audit Committee will reconsider the appointment of Deloitte & Touche LLP if its selection is not ratified by the shareholders. Representatives of Deloitte & Touche LLP regularly attend meetings of the Audit Committee and will be present at the annual meeting. These representatives will have an opportunity to make a statement if they desire to do so and also will be available to respond to appropriate questions.

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

The table below reflects the fees billed by Deloitte & Touche LLP for services rendered for us for 2013 and 2012.

Fees	Year ended December 31, 2013	Year ended December 31, 2012
Audit Fees (1)	$2,498,964	$2,028,600
Audit-Related Fees (2)	949,584	1,106,238
Tax Fees (3)	20,000	0
All Other Fees (4)	0	182,385

Total	$3,468,548	$3,317,223

(1)	Audit fees are fees for professional services rendered for the audits of our annual financial statements and internal control over financial reporting, review of the financial statements included in Form 10-Q filings, and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees generally include fees for assurance and related services such as audits of subsidiaries and pension plans, compliance related to servicing of assets, and service organization examinations.

(3)	The tax-related services were in the nature of tax compliance.

(4)	All other fees were for advisory services rendered supporting management’s development of the annual capital plan, as part of the Federal Reserve’s mandatory Capital Plan Review (CapPR).

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the audit fee negotiations associated with the retention of the independent registered public accounting firm. The Audit Committee has a policy that it will pre-approve all audit and non-audit services provided by the independent accountant, and will not engage the independent accountant to perform any specific non-audit services prohibited by law or regulation. The Audit Committee has given general pre-approval for specified audit and audit-related services. The terms of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different term. The Audit

Committee will annually review the services for which general pre-approval is given. The Audit Committee may revise the list of general pre-approved services from time to time, based upon subsequent determinations. Unless a type of service to be provided by Deloitte & Touche LLP has received general pre-approval, it will require specific pre-approval by the Audit Committee. Pre-approval fee levels for all services to be provided by Deloitte & Touche LLP are established annually by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

The Audit Committee may delegate pre-approval authority to a member of its committee, and has currently delegated pre-approval authority to its chairman. The decisions of the chairman or other member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the services covered by the fees disclosed above were pre-approved by the Audit Committee or its chairman. The Audit Committee does not delegate its responsibilities to pre-approve services performed by Deloitte & Touche LLP to management. The Audit Committee has considered and determined that the services described above are compatible with maintaining Deloitte & Touche LLP’s independence.

The board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

Proposal 3 — Advisory Approval of Executive Compensation

As discussed in the Compensation Discussion and Analysis section of this proxy statement, our compensation philosophy is to pay for performance. Our program places heavy emphasis on performance-based compensation, particularly in the form of long-term incentives. We continually strengthen our compensation practices based on our philosophy, market best practices and feedback received from shareholders. Our compensation policies, practices and decisions for executive officers are described in detail under “Compensation of Executive Officers” above.

We believe that our compensation policies and procedures strongly align the interests of executives and shareholders. We encourage our executives to focus on long-term performance with long-term incentives and also stock ownership and retention requirements. We further believe that our culture focuses executives on sound risk management and appropriately rewards executives for performance. The resolution set forth below gives the shareholders the opportunity to vote on the compensation of our executives. Consideration of this resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934.

Upon the recommendation of the board of directors, we ask shareholders to consider the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of Huntington Bancshares Incorporated as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including in the Summary Compensation Table, the Compensation Discussion and Analysis, the additional compensation tables and the accompanying narrative disclosure, is hereby approved on an advisory, non-binding basis.”

Because this is an advisory vote, it will not bind the board of directors, however, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Shareholders will have the opportunity to vote on the compensation of our executives again at next year’s annual meeting. The board of directors has determined that it will include a non-binding advisory vote on executive compensation in its proxy materials pursuant to Section 14A of the Securities Exchange Act of 1934 on an annual basis until the next vote on the frequency of such advisory votes, which will occur no later than our 2017 annual meeting.

The board of directors recommends a vote FOR the adoption of the resolution regarding executive compensation, as set forth above.

Our Executive Officers

Each of our executive officers is listed below, along with a statement of his or her business experience during at least the last five years. Executive officers are elected annually by the board of directors.

STEPHEN D. STEINOUR, age 55, has served as our chairman, president and chief executive officer and as chairman, president and chief executive officer of The Huntington National Bank since January 14, 2009. Additional detail about Mr. Steinour’s business experience is set forth under Election of Directors above.

DAVID S. ANDERSON, age 59, was named interim chief financial officer in May 2013. Mr. Anderson joined Huntington in November 2009 as executive vice president and corporate controller. Prior to joining Huntington, Mr. Anderson was the executive vice president and corporate controller of Citizens Financial Group in Providence, Rhode Island.

BARBARA H. BENHAM, age 42, has served as executive vice president and director of corporate communications and government relations since November 2012, overseeing all public relations, government affairs, and internal communications efforts. She has served as government relations director since 2001.

RICHARD A. CHEAP, age 62, has served as our general counsel and secretary and as executive vice president, general counsel, secretary and cashier of The Huntington National Bank since May 1998. Mr. Cheap has also served as a vice president and a director since April 2001, and as secretary from April 2001 to December 2001, of Huntington Preferred Capital, Inc.

JAMES E. DUNLAP, age 61, was appointed senior executive vice president of The Huntington National Bank in May 2009. Beginning with the 2014 first quarter, Mr. Dunlap will manage the Bank’s private financial group. From March 2009 to December 2013, Mr. Dunlap served as commercial banking director. Mr. Dunlap has also headed up our capital markets group, including foreign exchange, derivatives and syndications, from November 2010 to December 2013. Mr. Dunlap has served as regional banking group president for The Huntington National Bank since January 2006 and as regional president for our West Michigan operations since 2001.

PAUL G. HELLER, age 50, joined the company as chief technology and operations officer and senior executive vice president in October 2012. Beginning with the 2014 first quarter, Mr. Heller also took on oversight of home lending, including mortgage lending, consumer lending, and mortgage and consumer servicing. Previously Mr. Heller was senior vice president and corporate internet group executive for JPMorgan Chase, from December 1999 to October 2012.

HELGA S. HOUSTON, age 52, has served as our chief risk officer since January 2012 and as senior executive vice president since October 2011. She served as Corporate Risk Managing Director from September 2011 through December 2011. Prior to joining Huntington, Ms. Houston was a partner in Phoenix Global Advisors, LLC, in Charlotte, N.C., from June 2009 to September 2011, where she provided strategic advice to a variety of enterprises on areas ranging from revenue enhancement, enterprise risk management and operational efficiency. Ms. Houston was with Bank of America from 1986 to 2008, serving in a variety of capacities, including risk executive for global consumer and small business banking and risk executive for global wealth and investment management.

MARY W. NAVARRO, age 58, has served as senior executive vice president of The Huntington National Bank since February 2005. She has managed the retail banking business since June 2002 when she joined the Bank as executive vice president. Her current role includes leadership of the branch network, business banking, marketing, online banking, call centers, deposits and, cards.

DANIEL J. NEUMEYER, age 54, has served as senior executive vice president and chief credit officer for The Huntington National Bank since October 2009. In his current role, Mr. Neumeyer oversees credit policy and risk management, commercial credit transactions, special assets, and collections. Previously, Mr. Neumeyer was chief credit officer for Comerica Bank, from January 2008 to October 2009.

RICHARD REMIKER, age 56, is currently senior executive vice president and, beginning with the 2014 first quarter, in charge of commercial banking for The Huntington National Bank. From May 2012 to December 2013, Mr. Remiker served as executive vice president and manager of specialty banking. Mr. Remiker joined Huntington in May 2010 as President of Huntington Equipment Finance. Prior to joining Huntington, Mr. Remiker was the Chief Administrative Officer for RBS Citizens Asset Finance where his responsibilities included legal, finance, syndication, asset management, technology, operations and portfolio management.

KEITH D. SANDERS, age 54, has served as senior executive vice president since January 2012 and chief human resources officer since April 2010. He served as executive vice president from April 2010 to January 2012. Previously, Mr. Sanders was a vice president of human resources at PepsiAmericas, Inc. where he served from July 2003 to April 2010. He also served as the chief diversity and inclusion officer for PepsiAmericas, Inc. from May 2009 until departure.

NICHOLAS G. STANUTZ, age 59, has served as senior executive vice president since February 2005 and as the director for auto finance and dealer services since June 1999 for The Huntington National Bank. Since November 2010, Mr. Stanutz has also had responsibility for commercial real estate and asset based lending.

MARK E. THOMPSON, age 55, has served as senior executive vice president since joining our company in April 2009. Mr. Thompson’s current role includes oversight of bank integrations, corporate real estate and facilities, corporate sourcing, security, fraud risk, Huntington Insurance Agency, and commercial and consumer operations. From April 2009 to November 2010, he served as director of strategy and business segment performance. Previously Mr. Thompson served as executive vice president and deputy CFO of ABN AMRO, from October 2007 to April 2009.

Proposals by Shareholders for 2015 Annual Meeting

If a shareholder wishes to submit a proposal for possible inclusion in our annual meeting proxy statement and form of proxy for our 2015 annual meeting, the proposal must be submitted to the Secretary, Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287. The Secretary must receive your proposal on or before the close of business on November 6, 2014.

In addition, our bylaws establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of our board of directors, and (2) the nomination, other than by or at the direction of our board of directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who wishes to nominate a candidate for election as a director should request a copy of these bylaw provisions by sending a written request addressed to the Secretary, Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287. To be timely, such advance notice must set forth all information required under the bylaws and must be delivered to the Secretary at this address not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For the 2015 annual meeting, unless the date of the meeting is before March 18, 2015 or after May 17, 2015, such notice must be received between October 7, 2014, and November 6, 2014.

Other Matters

As of the date of this proxy statement, we know of no other business that may properly be brought before the meeting other than procedural matters relating to the proposals described in this proxy statement. Should any other matter requiring a vote of the shareholders arise, a properly submitted proxy confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in the discretion of such persons.

Huntington’s 2013 Annual Report was furnished to shareholders concurrently with this proxy material. Huntington’s Form 10-K for 2013 will be furnished, without charge, to Huntington shareholders upon written request to Investor Relations, Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287. In addition, Huntington’s Form 10-K for 2013 and certain other reports filed with the Securities and Exchange Commission can be found on the Investor Relations pages of Huntington’s website at huntington.com.

If you are an employee of Huntington or its affiliated entities and are receiving this proxy statement as a result of your participation in the Huntington Investment and Tax Savings Plan a proxy card has not been included. Instead, an instruction card, similar to a proxy card, has been provided so that you may instruct the trustee how to vote your shares held under this plan. Please refer to your instruction card for information on instructing the trustee electronically over the Internet or by telephone.

The Securities and Exchange Commission has adopted “householding” rules which permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements, notices of internet availability of proxy materials, and annual reports (annual meeting materials) with respect to two or more shareholders sharing the same address by delivering one copy of annual meeting materials to these shareholders. Unless we have received contrary instructions, we will deliver only one copy of the annual meeting materials to multiple security holders sharing an address. If we sent only one set of these documents to your household and one or more of you would prefer to receive your own set, we will deliver promptly upon request additional copies of the annual meeting materials. Please contact our transfer agent, Computershare, to receive additional copies of the annual meeting materials. Also please contact Computershare if you would like to request separate copies of future annual meeting materials, or if you are receiving multiple copies of annual meeting materials and you would like to request delivery of just one copy. You may contact Computershare by telephone at (877) 282-1168 or by mail at Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078. If you hold your shares in “street name”, please contact your bank, broker or other holder of record to request information about householding.

Vote by Internet • Go to www.envisionreports.com/HBAN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

Huntington Bancshares Incorporated Shareholders’ Meeting to be Held on April 17, 2014

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/HBAN to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 9, 2014, to facilitate timely delivery.

01S1OA

Proxy – Huntington Bancshares Incorporated

The 2014 annual meeting of shareholders of Huntington Bancshares Incorporated, a Maryland corporation, will be held on Thursday, April 17, 2014, at our Easton Business Service Center, 7 Easton Oval, Columbus, Ohio, at 2:00 p.m. EDT.

The matters to be considered and voted on at the meeting, each as more fully described in the proxy materials, are listed below:

1.	Election of directors:
	01 - Don M. Casto III	02 - Ann B. Crane	03 - Steven G. Elliott	04 - Michael J. Endres	05 - John B. Gerlach, Jr.
	06 - Peter J. Kight	07 - Jonathan A. Levy	08 - Richard W. Neu	09 - David L. Porteous	10 - Kathleen H. Ransier
11 - Stephen D. Steinour

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

3.	An advisory resolution to approve, on a non-binding basis, the compensation of executives as disclosed in the proxy materials.

4.	Any other business that properly comes before the meeting.

The Board of Directors recommends a vote FOR all of the nominees listed and FOR proposals 2 and 3.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must authorize a proxy online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials, you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

g	Internet – Go to www.envisionreports.com/HBAN. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g	Email – Send an email to investorvote@computershare.com with “Proxy Materials Order” in the subject line. In the message, include your full name and address, plus the number located in the shaded bar on the reverse. State in the email that you want to receive a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 9, 2014.

01S1OA

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 17, 2014.

Vote by Internet • Go to www.envisionreports.com/HBAN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR proposals 2 and 3.

1. Election of Directors:	☐ ForAll EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) below.

01 – Don M. Casto III, 02 – Ann B. Crane, 03 – Steven G. Elliott,

04 – Michael J. Endres, 05 – John B. Gerlach, Jr., 06 – Peter J. Kight,

07 – Jonathan A. Levy, 08 – Richard W. Neu, 09 – David L. Porteous,

10 – Kathleen H. Ransier, 11 – Stephen D. Steinour

01 - ☐ 02 - ☐ 03 - ☐ 04 - ☐ 05 - ☐ 06 - ☐

07 - ☐ 08 - ☐ 09 - ☐ 10 - ☐ 11 - ☐

☐ FOR all nominees	☐ WITHHOLD vote from all nominees

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2014.	☐	☐	☐	3. An advisory resolution to approve, on a non-binding basis, the compensation of executives as disclosed in the accompanying proxy statement.	☐	☐	☐
4. Any other business that properly comes before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon and date. If shares are held jointly, each joint owner should sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian or in any other representative capacity, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                        01S1MA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Huntington Bancshares Incorporated

Proxy Solicited by the Board of Directors for Annual Meeting — April 17, 2014

The undersigned shareholder of Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), hereby appoints Larry D. Case, Mary Beth M. Clary, and Elizabeth B. Moore, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Huntington Annual Meeting of Shareholders to be held on Thursday, April 17, 2014, at our Easton Business Service Center, 7 Easton Oval, Columbus, Ohio, at 2:00 p.m. EDT, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

Huntington’s Board of Directors recommends a vote FOR each of the nominees for director and FOR proposals 2 and 3.

IF THIS PROXY IS PROPERLY EXECUTED AND NO DIRECTION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST: FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN; FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014; AND FOR THE ADVISORY RESOLUTION TO APPROVE, ON A NON-BINDING BASIS, THE COMPENSATION OF EXECUTIVES AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Vote by Internet • Go to www.envisionreports.com/HBANHIP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

Huntington Bancshares Incorporated Shareholders’ Meeting to be Held on April 17, 2014

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/HBANHIP to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 9, 2014, to facilitate timely delivery.

01S1RA

Huntington Investment and Tax Savings Plan

The 2014 annual meeting of shareholders of Huntington Bancshares Incorporated, a Maryland corporation, will be held on Thursday, April 17, 2014, at our Easton Business Service Center, 7 Easton Oval, Columbus, Ohio, at 2:00 p.m. EDT.

The matters to be considered and voted on at the meeting, each as more fully described in the proxy materials, are listed below:

1.	Election of directors:
	01 - Don M. Casto III	02 - Ann B. Crane	03 - Steven G. Elliott	04 - Michael J. Endres	05 - John B. Gerlach, Jr.
	06 - Peter J. Kight	07 - Jonathan A. Levy	08 - Richard W. Neu	09 - David L. Porteous	10 - Kathleen H. Ransier
11 - Stephen D. Steinour

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

3.	An advisory resolution to approve, on a non-binding basis, the compensation of executives as disclosed in the proxy materials.

4.	Any other business that properly comes before the meeting.

The Board of Directors recommends a vote FOR all of the nominees listed and FOR proposals 2 and 3.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must authorize a proxy online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials, you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

g	Internet – Go to www.envisionreports.com/HBANHIP. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g	Email – Send an email to investorvote@computershare.com with “Proxy Materials Order” in the subject line. In the message, include your full name and address, plus the number located in the shaded bar on the reverse. State in the email that you want to receive a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 9, 2014.

01S1RA

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 15, 2014.

Vote by Internet • Go to www.envisionreports.com/HBANHIP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR proposals 2 and 3.

1. Election of Directors:	☐ ForAll EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) below.

01 – Don M. Casto III, 02 – Ann B. Crane, 03 – Steven G. Elliott,

04 – Michael J. Endres, 05 – John B. Gerlach, Jr., 06 – Peter J. Kight,

07 – Jonathan A. Levy, 08 – Richard W. Neu, 09 – David L. Porteous,

10 – Kathleen H. Ransier, 11 – Stephen D. Steinour

01 - ☐ 02 - ☐ 03 - ☐ 04 - ☐ 05 - ☐ 06 - ☐

07 - ☐ 08 - ☐ 09 - ☐ 10 - ☐ 11 - ☐

☐ FOR all nominees	☐ WITHHOLD vote from all nominees

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2014.	☐	☐	☐	3. An advisory resolution to approve, on a non-binding basis, the compensation of executives as disclosed in the accompanying proxy statement.	☐	☐	☐
4. Any other business that properly comes before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.
/ /

                        01S1QA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Huntington Investment and Tax Savings Plan

Instruction Card to Plan Trustee

Huntington Bancshares Incorporated Annual Meeting — April 17, 2014

The undersigned participant in the Huntington Investment and Tax Savings Plan (the “Plan”) hereby instructs The Huntington National Bank, as the Trustee of the Plan, to appoint Larry D. Case, Mary Beth M. Clary, and Elizabeth B. Moore, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Huntington Bancshares Incorporated Annual Meeting of Shareholders to be held on Thursday, April 17, 2014, at our Easton Business Service Center, 7 Easton Oval, Columbus, Ohio, at 2:00 p.m. EDT, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting pursuant to the Plan and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

Huntington’s Board of Directors recommends a vote FOR each of the nominees for director and FOR proposals 2 and 3.

IF NO DIRECTION IS MADE, THE TRUSTEE OF THE PLAN WILL VOTE THE PARTICIPANT’S SHARES AS DIRECTED BY THE PLAN’S ADMINISTRATIVE COMMITTEE IN ACCORDANCE WITH THE TERMS OF THE PLAN.